Filed Pursuant to Rule 424(b)(5)

Registration No. 333-291873

PROSPECTUS SUPPLEMENT

(To prospectus dated December 8, 2025)

$25,000,000 of Senior Secured Convertible Debentures

Shares of Common Stock Underlying such Debentures

1,200,000 Warrants to Purchase Shares of Common Stock

1,200,000 Shares of Common Stock Underlying such Warrants

Venu Holding Corporation

Pursuant to this prospectus supplement and the accompanying base prospectus, Venu Holding Corporation (“Venu,” the “Company,” “we,” “our,” and “us”) is offering an aggregate of $25,000,000 in original principal amount of our Senior Secured Convertible Debentures (the “Debentures”), which are convertible into shares of our common stock, par value $0.001 (“Common Stock”), and warrants to purchase up to 1,000,000 shares of Common Stock (the “Warrants”). The Debentures and the Warrants are immediately separable and will be issued separately, but they will be purchased together in this registered direct offering. This prospectus supplement also relates to the offering of the Common Stock issuable upon conversion of the Debentures and exercise of the Warrants.

The Debentures and the Warrants are being sold pursuant to the terms of a securities purchase agreement dated July 31, 2026 (the “Securities Purchase Agreement”), between us and the investor named therein in connection with this offering.

Pursuant to the Debentures, $12,500,000 of the original principal amount (the “Holdback Amount”) funded on the date the Debentures and the Warrants are issued (the “Issuance Date”) will initially be held in an account as cash collateral for our obligations under the Debentures pending our delivery of an appraisal of the real property and improvements comprising the amphitheater we are developing in Broken Arrow, Oklahoma (“The Sunset BA”; such appraisal, the “Appraisal”). If the Appraisal is satisfactory to the investor and the collateral agent appointed under the Securities Purchase Agreement, the Holdback Amount will be released and delivered to us. If the Appraisal is not delivered within 14 days after the Issuance Date or is not satisfactory to the investor or the collateral agent, the investor will have the option to apply the Holdback Amount to repay an equal portion of the principal amount of the Debentures, at par value and without payment of the Payment Premium (as defined below). If the investor elects to apply the Holdback Amount toward repayment of the principal amount of the Debentures, the number of shares of Common Stock issuable upon exercise of the Warrants issued to the investor will be reduced from 1,000,000 shares to 500,000 shares.

The Debentures will have an original issue discount of 5%. On the Issuance Date, our gross proceeds from this offering will be $11,875,000 before fees and other expenses. If the Holdback Amount is subsequently released to us pursuant to the Debentures, we will receive an additional $11,875,000 of gross proceeds, resulting in aggregate gross proceeds from this offering of $23,750,000 before fees and expenses.

Unless earlier converted or redeemed, the Debentures will mature on July 31, 2027 (the “Maturity Date”), subject to extension upon the written agreement of us and the investor. The Debentures will not bear interest unless and until the occurrence of an event of default described in the Debentures (an “Event of Default”), in which case the Debentures will accrue interest at a rate of 18% per annum for so long as such Event of Default remains uncured. At any time on or after the date the Issuance Date, the Debentures are convertible at the option of the holder into shares of Common Stock at an initial conversion price of $7.50 per share (the “Fixed Price”), subject to adjustment as provided in the Debentures.

Beginning on the earlier of (i) the date of the first disbursement in connection with any indebtedness constituting “Permitted C-PACE Indebtedness” under the Securities Purchase Agreement (a “C-PACE Loan Disbursement”), and (ii) the 75th day following the Issuance Date, we will be required to make monthly installment payments (each, a “Monthly Installment”) consisting of $5,000,000 of principal, the applicable payment premium on such principal amount, which is initially 15% but increases to 20% after the 75th day following the Issuance Date (the “Payment Premium”), and any accrued and unpaid interest (collectively, the “Installment Amount”), in accordance with the repayment schedule set forth in the Debentures. If we fail to timely pay any Monthly Installment when due (a “Payment Failure”), the holder may elect to convert, on one or more occasions, all or part of the unpaid Installment Amount at any time after such Payment Failure has occurred at a price equal to 95% of the lowest daily volume weighted average price (the “VWAP”) of our Common Stock during the five consecutive trading days immediately preceding the applicable conversion date, subject to the floor price set forth in the Debentures (the “Variable Price”). Otherwise, for so long as we remain current on our payment obligations, the Debentures will be convertible only at the Fixed Price.

In accordance with the rules of the NYSE American LLC, the Debentures prohibit the issuance of shares of Common Stock upon conversion of the Debentures in excess of 11,767,980 shares (the “Exchange Cap”), representing 19.99% of our issued and outstanding Common Stock as of the Issuance Date, unless and until we obtain shareholder approval for the issuance of shares of Common Stock in excess of the Exchange Cap.

We may redeem some or all of the amounts outstanding under the Debentures by providing the holder with prior written notice, but only if the VWAP of our Common Stock is less than the Fixed Price on the date the notice is delivered, unless otherwise agreed by the holder. Following receipt of a redemption notice, the holder will have seven trading days to elect to convert all or any portion of the applicable redemption amount before we are required to pay the remaining redemption amount in cash. The Debentures also provide for certain mandatory redemptions in the circumstances specified therein. See the section of this prospectus supplement titled “Description of Securities We Are Offering—Debentures.”

The Warrants will be exercisable for five years from the Issuance Date at an initial exercise price of $5.00 per share.

We have engaged ThinkEquity LLC (the “placement agent”) to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus supplement. The placement agent is not purchasing or selling any of the securities we are offering, and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. Since we will deliver the Debentures and the Warrants to be issued in this offering upon our receipt of the investor’s funds pursuant to the Securities Purchase Agreement, there is no arrangement for funds to be received in escrow, trust, or similar arrangement. We have agreed to pay certain placement agent fees to the placement agent and to issue warrants to the placement agent to purchase up to 200,000 shares of Common Stock as compensation for this offering (the “Placement Agent Warrants”), as described in the section of this prospectus supplement titled “Plan of Distribution—Placement Agent’s Fees, Expenses, and Warrants.” If the Holdback Amount is applied to repay a portion of the principal amount of the Debentures, the number of shares of Common Stock issuable upon exercise of the Placement Agent Warrants will be reduced from 200,000 shares to 100,000 shares. The Placement Agent Warrants and the underlying shares of Common Stock are registered on the registration statement of which this prospectus supplement and accompanying prospectus form a part. We will bear all costs associated with the offering. See the “Plan of Distribution” section beginning on page S-22 for more information regarding these arrangements.

Shares of our Common Stock are listed on the NYSE American LLC under the symbol “VENU.” On July 30, 2026, the last reported sales price of our Common Stock was $2.24 per share. There is no established trading market for the Debentures or the Warrants, and we do not intend to list the Debentures or the Warrants on any securities exchange or nationally recognized trading system.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced reporting requirements.

Investing in our securities involves a high degree of risk. See the “Risk Factors” section beginning on page S-10 and in our filings with the Securities and Exchange Commission that are incorporated by reference in this prospectus supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ThinkEquity

The date of this prospectus supplement is July 31, 2026.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

On December 1, 2025, we filed a registration statement on Form S-3 (File No. 333-291873) with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process relating to the Common Stock described in this prospectus supplement, which the SEC declared effective on December 8, 2025. Under the shelf registration process, we may from time to time offer and sell any combination of the securities described in the accompanying base prospectus in one or more offerings, including this offering of Debentures and Warrants. The purpose of this prospectus supplement is to describe the specific terms of the Debentures and the Warrants we are offering and to provide supplemental information regarding us and this offering.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our Debentures and Warrants, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty, or covenant to you. Moreover, such representations, warranties, or covenants were accurate only as of the date when made. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

Neither we nor the placement agent has authorized anyone to provide you with any information other than that contained in this prospectus supplement and the accompanying prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We and the placement agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement. Our business, financial condition, results of operations, and prospects may have changed since that date. You should also read and consider the information in the documents to which we have referred you in the sections titled “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus supplement and in the accompanying prospectus.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein or therein, especially the “Risk Factors” section beginning on page S-10 and the “Risk Factors” section in each of our Annual Report on Form 10-K for the year ended December 31, 2025, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, before making an investment decision. Unless the context otherwise requires, all references to “Venu,” “the Company,” “we,” “our,” or “us” in this prospectus supplement refer to Venu Holding Corporation, a Colorado corporation, together with its subsidiaries. References to “you” refer to a prospective investor.

Our Business

Venu is an entertainment and hospitality holding company based in Colorado Springs, Colorado. Through several subsidiary entities, Venu designs, develops, owns, and operates (whether directly or through third-party operators) up-scale music venues, multi-seasonal amphitheaters, and full-service restaurants and bars. Venu was founded in 2017. Since its inception, Venu has strived to set a new standard in the hospitality and entertainment industry through its entertainment-campus venue concept and to meet the growing demand for live entertainment by developing new venues in strategically selected, rapid-growth, entertainment-underserved markets.

To date, Venu has developed, or is in the process of developing, three restaurant concepts and one bar concept, as well as live music, indoor venues that accommodate approximately 1,400 guests and multi-seasonal amphitheaters that accommodate at least 8,000 guests. Currently, Venu operates two indoor venues, three restaurants, and one outdoor amphitheater across Colorado and Georgia. To complement its first outdoor amphitheater, Ford Amphitheater, which opened in Colorado in August 2024, Venu completed its opening of an associated mixed-use development adjacent to Ford Amphitheater in November 2025, which consists of a fine-dining restaurant, Roth’s Sea & Steak, a rooftop bar and lounge, Brohan’s, and two premier, configurable hospitality spaces framing either side of Roth’s Sea & Steak, called Sunset Hospitality Collection, to be used for hosting corporate events, weddings, trade shows, conventions, and other events. Venu is aiming to develop additional venues in Oklahoma, Texas, and potentially other locations, with the expected opening of The Sunset BA in Broken Arrow, Oklahoma in the fall of 2026, an amphitheater in McKinney, Texas (“The Sunset McKinney”) in the first quarter of 2027, and other venues later in 2027 through 2028.

Venu owns and operates, or will operate, a variety of restaurant, live entertainment, music venue, and hospitality concepts, including its indoor music venue concept, Bourbon Brothers Presents, its multi-seasonal music amphitheater concept, The Sunset Amphitheater, its various restaurants and bars, including Bourbon Brothers Smokehouse & Tavern, Roth’s Sea & Steak, and Brohan’s, and its premier hospitality space, Sunset Hospitality Collection.

Venu attributes its growth capabilities, in part, to its key partnerships with leaders in the music and entertainment industries, its experienced management team with prior success in hospitality and entertainment, and its strategic public-private partnerships that support ongoing economic growth. Venu believes that its venues offer patrons memorable experiences through a variety of music acts, high-end venues, desired food menu options, and exceptional hospitality.

Venu believes that its strategic development of venues in rapid-growth areas, experience in building partnerships with local governments and managing the elevated regulatory standards associated with public-private projects, and ability to negotiate naming and sponsorship rights with ubiquitous brands make it a highly sought-after entertainment and hospitality company by municipalities across the United States.

S-1

Project and Development Status

The following table summarizes, as of the date of this prospectus supplement, the types of venues we own and operate, or are constructing or plan to develop, describing each by venue type, location, expected opening date, and current status.

Venue Type	Location	Current Status*
Music Halls
BBP CO	Colorado Springs, CO	Opened in March 2019
BBP GA	Gainesville, GA	Opened in June 2023
BBP Centennial	Centennial, CO	Expected to open in early to mid-2027

Multi-Seasonal Amphitheaters
Ford Amphitheater	Colorado Springs, CO	Opened in August 2024
The Sunset BA	Broken Arrow, OK	Expected to open in Fall 2026
The Sunset McKinney	McKinney, TX	Expected to open in Q1 2027
The Sunset El Paso	El Paso, TX	Expected to open in Fall 2027
The Sunset Houston	Greater Houston area, TX	Expected to open in Spring 2028**

Restaurants
BBST CO	Colorado Springs, CO	Opened in April 2017
BBST GA	Gainesville, GA	Opened in June 2023
BBST Centennial	Centennial, CO	Expected to open in early to mid-2027

Fine Dining & Hospitality Collection
Sunset Hospitality Collection	Colorado Springs, CO	Opened in June 2025
Roth’s Sea & Steak	Colorado Springs, CO	Opened in November 2025

Bars
Brohan’s	Colorado Springs, CO	Opened in November 2025

*	Projected opening dates are based on Venu’s best estimates but are subject to change.

**	Venu has entered into a term sheet with the City of Webster and the Webster Economic Development Corporation with respect to the development of an amphitheater in the City of Webster (part of the greater Houston, Texas area). The parties are negotiating a development agreement.

S-2

Venu’s Subsidiaries

Venu conducts its operations and holds its assets through many wholly- and majority-owned (and controlled) subsidiaries. Certain of Venu’s subsidiaries have raised capital from third-party investors as a means to fund the specific projects and operations of those subsidiaries and received capital contributions from third-party investors, such as The Sunset Amphitheater LLC, and, as a result, these subsidiaries are not wholly owned. In some instances, Venu owns a minority membership interest in a subsidiary but, under the terms of the governing documents for the applicable limited liability company, exercises 100% voting control because the membership interests issued to third-party investors represent non-voting interests, and otherwise retains economic rights in the revenue streams of a given project that may exceed its ownership percentage. Membership interests in these limited liability companies afford the investors certain rights to use suites at the venue owned by the applicable limited liability company. Venu has used this model to help fund and develop certain of its amphitheater projects, such as those of The Sunset Amphitheater LLC (which operates as Ford Amphitheater) and Sunset at Broken Arrow LLC (which will operate as The Sunset BA). With respect to certain other subsidiaries, third-party investors hold non-voting membership interests under the terms of the applicable subsidiary’s operating agreement and also are afforded certain in-kind benefits intended primarily for their personal use, such as complimentary tickets to live events.

Venu LuxeSuite Holdings, LLC (“Luxe”) sells to third parties the exclusive-use rights to certain suites at certain Company venues and concurrently leases them back for a 15-year term under a triple-net lease structure. Under these agreements, the third party pays an upfront purchase price for the suite and Luxe immediately leases the suite for its own use for 15 years. The lease is “triple net,” meaning that Luxe is responsible for all suite-related operating costs (maintenance, insurance, taxes) over the term. At the end of the 15-year lease term, the buyer/lessor has a one-time option to require Venu to repurchase the suite rights at a price equal to 150% of the original purchase price. If the buyer/lessor exercises this put option (which expires at lease end), Venu must buy back the suite rights at the agreed price. If the buyer/lessor does not exercise the option, the lease will terminate and the buyer/lessor will retain the ownership of the suite rights going forward (i.e., the buyer/lessor’s rights would continue beyond year 15, and Venu would no longer lease the suite). The repurchase option provides the buyer/lessor with an annual return on its purchase. Certain Venu subsidiaries that own or are developing amphitheaters also may sell interests in firepit suites using this same (or a similar) “triple net” model.

S-3

Recent Developments

Chattanooga, TN Purchase and Sale Agreement

On May 8, 2026, Sunset at Chattanooga, LLC, a wholly-owned subsidiary of Venu, entered into a Purchase and Sale Agreement pursuant to which it acquired an approximately 15-acre parcel of real property in Chattanooga, Tennessee for a purchase price of $20,000,000. Venu intends to develop and operate a multi-seasonal amphitheater and entertainment complex on the property.

Restructuring of Contractual Relationships with AEG Presents

On May 11, 2026, the form of Venu’s relationship with AEG Presents — Rocky Mountains, LLC, the operator of Ford Amphitheater (“AEG Presents”), and the contractual arrangements governing the operations and lease of Ford Amphitheater were restructured (the “Restructuring”) by AEG Presents and certain of Venu’s wholly-owned subsidiaries, including The Sunset Amphitheater LLC (“SunsetAmp”), Sunset Operations LLC (“SunsetOps”), and Notes Live Foundation, a non-profit organization operating under the trade name Venu Arts & Culture Foundation (the “Foundation”). The Restructuring was effected on May 11, 2026 by the termination of the Exclusive Operating Agreement, the Operations Lease Agreement, and the Operations Sublease Agreement (collectively, the “Former Agreements”) that governed the operations and lease of Ford Amphitheater prior to the Restructuring, and the entry into the following agreements, both of which are dated May 11, 2026 (collectively, the “New Agreements”): (i) a Venue Lease Agreement between SunsetAmp, acting in its capacity as the “Landlord,” and the Foundation and SunsetOps, acting in their capacities as the “Tenants” thereunder; and (ii) a Lease Agreement between the Foundation and SunsetOps, acting in their capacities as the “Landlords,” and AEG Presents, acting in its capacity as the “Tenant” thereunder. Although the New Agreements restructure the form of the contractual relationships among the parties thereto, they substantially preserve the economic and operational terms of the Former Agreements. In particular, AEG Presents will continue to operate Ford Amphitheater for a fixed term (with renewal options) and will continue to pay fixed and variable operating fees, including a percentage of venue profits, that are substantially similar to those owed under the Former Agreements. As such, Venu does not expect the Restructuring to have a material impact on Ford Amphitheater’s operations or Venu’s relationship with AEG Presents.

Sale-Leaseback and Stock Transfer Transactions

On June 5, 2026 (the “Closing Date”), Notes CS I, DST, a Delaware statutory trust and a controlled subsidiary of Venu (the “Trust”), closed on the sale-leaseback of a 9.5-acre parcel of land in Colorado Springs, Colorado (the “Property”), on which Venu’s Ford Amphitheater was developed and operates. Pursuant to a Purchase and Sale Agreement, the sales price for the Property was $49,700,000, which was paid by the buyer (the “Buyer”) through a combination of a $29,820,000 cash payment from the proceeds of a loan obtained by the Buyer to purchase the Property (the “Loan”) and a promissory note in the principal amount of $19,880,000 made by the Buyer in favor of the Trust (such transaction, the “Sale”). As part of the Sale and to facilitate the sale-leaseback of the Property, Notes Live Real Estate LLC, a wholly-owned subsidiary of Venu, also conveyed to the Buyer an approximately 1.1-acre undeveloped parcel of land that is adjacent to Ford Amphitheater for a purchase price of $10.00. In connection with the Sale, Venu also agreed to issue to the Buyer (or its assignees) warrants exercisable to purchase up to an aggregate of 5,000,000 shares of Common Stock at an exercise price of $3.79 per share.

Concurrently with the closing of the Sale and to, among other things, satisfy a condition of the lender of the Loan, one of the co-managers of the Buyer and an entity wholly owned by such co-manager (the “Transferors”) transferred to Venu 2,638,522 shares of Venu’s Common Stock (the “Transferred Shares”) in exchange for the Trust’s payment (on account of Venu) to the Transferors of a purchase price of approximately $10,000,000, which the Trust paid using a portion of the proceeds from the Sale. Venu retired the Transferred Shares into treasury on the Closing Date.

In connection with the Sale, the former Ground Lease Agreement that governed the lease of the Property (the “Former Lease”) was terminated by the parties thereto, which included Notes CS I MT, LLC, a wholly-owned subsidiary of Venu and an interest holder in the Trust, and SunsetAmp, a subsidiary of Venu that operates as Ford Amphitheater. In its place, the Buyer and SunsetAmp entered into a new Ground Lease Agreement (the “New Lease”), pursuant to which the Buyer, as landlord, leases the Property to SunsetAmp, as tenant. The terms of the New Lease are substantially similar to those of the former lease, except that the annual rent payable under the New Lease increased from $3,222,000 to $4,224,500 and is payable to the Buyer. In accordance with a Land Purchase Option Agreement, at any time during the 20-year period following the Closing Date of the Sale, Venu has the option to repurchase the Property from the Buyer for a price equal to $50,700,000.

S-4

ATM Offering

On June 12, 2026, Venu entered into an ATM Sales Agreement (the “Sales Agreement”) with ThinkEquity LLC as Venu’s sole sales agent (the “Sales Agent”) with respect to the at-the-market offering (the “ATM Offering”) of shares of Venu’s Common Stock having an aggregate offering price of up to $25,000,000. Although Venu may determine the timing and amount of any sales of Common Stock under the Sales Agreement, the Sales Agreement does not obligate Venu or the Sales Agent to sell or buy any shares of Common Stock thereunder. Accordingly, Venu cannot provide any assurances regarding the price or amount of shares of Common Stock that will be sold under the Sales Agreement or the timing of any such sales. As of the date of this prospectus supplement, Venu has sold an aggregate of 1,337,184 shares of Common Stock in the ATM Offering, generating net proceeds of approximately $3.8 million.

Ryan LLC Bridge Loan

On July 17, 2026, Venu, together with certain of its subsidiaries named as guarantors (each, a “Guarantor”), entered into a Secured Promissory Note and Guaranty Agreement (the “Note”) with Ryan, LLC (the “Lender”) in connection with the financing of a short-term bridge loan (the “Bridge Loan”). Pursuant to the Note, the Lender provided Venu with a secured Bridge Loan in a principal amount equal to the sum of $20,000,000 plus up to $500,000 to cover certain of the Lender’s third-party fees, costs, and expenses incurred in negotiating the Note, which amounts are capitalized into the Note’s principal amount, together with interest thereon. All outstanding obligations under the Note, including the then-outstanding principal amount (as increased by the capitalized interest) and accrued and unpaid interest, are due and payable in cash on the date that is 90 days after the Closing Date. As security for Venu’s payment or performance of its obligations under the Note, Venu and each Guarantor granted the Lender security interests in and liens on the assets and properties identified in the Note (the “Collateral”). The Collateral includes: (i) the real property underlying the amphitheater being developed by Venu in El Paso, Texas, and all buildings, structures, improvements, fixtures, and other property, rights, and interests related to such property constituting collateral under the Deed of Trust encumbering such property (collectively, the “Related Assets”); (ii) the property underlying the venue and restaurant being developed by Venu in Centennial, Colorado and all Related Assets to such property; (iii) the property underlying the Sunset Hospitality Collection in Colorado Springs, Colorado (the “SHC Property”) and all Related Assets to the SHC Property (with the liens on the SHC Property and Related Assets being a second position to that of The Pueblo Bank and Trust Company d/b/a PB&T Bank); (iv) all government incentive payments, refunds, and rebates under certain Chapter 380 Agreements; (v) the proceeds from the anticipated permanent funding program Venu expects to receive and benefit from; and (vi) all FireSuite Receivables (as defined in the Note).

Consulting and Management Agreement for The Sunset BA

On July 21, 2026, Sunset Operations at Broken Arrow, LLC (“SunsetOps BA”), a wholly owned subsidiary of Venu, entered into a Consulting and Management Agreement (the “Management Agreement”) with Legends Global Theater Management, LLC (“Legends”) in connection with The Sunset BA amphitheater being developed in Broken Arrow, Oklahoma. Prior to the opening of The Sunset BA, Legends will provide pre-opening advisory services relating to, among other matters, venue planning, design coordination, operations, staffing, budgeting, programming, marketing, and opening preparations. Following the opening of The Sunset BA, Legends will serve as its exclusive manager and will have exclusive authority over The Sunset BA’s day-to-day operations and activities, subject to any terms and conditions related to such operations set forth in the Economic Development Agreement, dated December 3, 2023, between Sunset at Broken Arrow LLC (a controlled subsidiary of Venu), the Broken Arrow Economic Development Authority, and the City of Broken Arrow, Oklahoma (the “Development Agreement”). In its role as exclusive manager, Legends will have continued responsibility for The Sunset BA’s operational decisions, event booking and programming, staffing, financial administration, vendor management, marketing, oversight of third-party service providers, venue maintenance, budgeting, and annual planning and reporting, subject to certain approval rights retained by SunsetOps BA. As exclusive manager, Legends will have the right, without any prior approval by SunsetOps BA, to negotiate, execute in Legends’ name as agent for SunsetOps BA, deliver, and administer all licenses, occupancy agreements, rental agreements, booking commitments, advertising agreements, concession agreements, supplier agreements, service contracts, and all other contracts and agreements in connection with the management, promotion, and operation of The Sunset BA. Legends will also administer the collection of a special assessment required under the Development Agreement and the remittance of such amounts to the City of Broken Arrow, Oklahoma. Under the Management Agreement, Legends will be entitled to receive various forms of compensation, including a base management fee, an incentive fee based on the achievement of specified performance criteria, and various commissions related to food-and-beverage revenues (as calculated in accordance with the Management Agreement).

Corporate History and Information

Venu was originally formed in Colorado on March 13, 2017, as Bourbon Brothers Restaurants, LLC, a Colorado limited liability company. On April 6, 2022, Venu converted to a corporation. On September 6, 2024, Venu adopted Amended and Restated Articles of Incorporation to, among other things, change its legal name to “Venu Holding Corporation”.

Venu’s principal executive office is located at 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920 (telephone: 719-895-5483). Venu’s principal website is https://venu.live. Information contained on, or accessible through, Venu’s website is not a part of this prospectus supplement.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Venu’s financial statements with those of another public company that is either not an emerging growth company or an emerging growth company that has elected to opt out of the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (ii) scaled executive compensation disclosures; and (iii) only being required to provide two years of audited financial statements, instead of three years.

S-5

THE OFFERING

Securities Offered by Us

$25,000,000 aggregate principal amount of Senior Secured Convertible Debentures, which are convertible into shares of our Common Stock, and Warrants to purchase up to 1,000,000 shares of our Common Stock. This prospectus supplement also relates to the offering of the shares of Common Stock issuable from time to time upon conversion of the Debentures, and up to 1,000,000 shares of Common Stock issuable from time to time upon exercise of the Warrants sold in this offering.

If the investor elects to apply the Holdback Amount toward repayment of a portion of the principal amount of the Debentures as described under “Description of Securities We Are Offering—Description of Debentures,” the number of shares of Common Stock issuable upon exercise of the Warrants will be reduced from 1,000,000 shares to 500,000 shares.

The Debentures and the Warrants will be purchased together in this offering, but they will be immediately separable and will be issued separately.

Purchase Price	The purchase price for the Debentures and the Warrants is equal to the aggregate principal amount, less a 5% original issue discount, resulting in a purchase price equal to 95% of the aggregate principal amount of the Debentures.

Key Terms of Debentures

Maturity	The Debentures will mature one year after the Issuance Date, unless earlier converted or redeemed in accordance with their terms.

Interest	The Debentures will not bear interest unless an Event of Default has occurred and is continuing, in which case interest will accrue at 18% per annum until the applicable Event of Default has been cured.

Holdback Amount	$12,500,000 of the original principal amount of the Debentures funded by the investor to us on the Issuance Date will initially be held as cash collateral pending our delivery of a satisfactory Appraisal of the real property and improvements comprising The Sunset BA. If the Appraisal is delivered within 14 days of the Issuance Date and is satisfactory to the investor and the collateral agent, the Holdback Amount will be released to us. If the Appraisal is either not timely delivered or is not satisfactory to the investor or the collateral agent, the investor will have the option to apply the Holdback Amount to repay an equal portion of the principal amount of the Debentures, at par value and without payment of the Payment Premium.

Security, Pledge, and Guaranty	The Debentures will be secured by first-priority perfected security interests in substantially all of the tangible and intangible assets of two of our majority-owned subsidiaries (over which we exercise 100% voting control), Sunset Ground at Broken Arrow, LLC, a Colorado limited liability company, and Sunset at Broken Arrow LLC, a Colorado limited liability company (collectively, the “Grantors,” and each, a “Grantor”), subject to certain limitations, and by pledges by each Grantor of a security interest in all of the equity interests in which such Grantor has any interest, together with all related proceeds thereof. Our obligations under the Debentures will be personally guaranteed by our Chief Executive Officer.

Conversion Rights

From and after the Issuance Date and for so long as the Debentures remain outstanding, the holder may convert all or any portion of the principal, accrued and unpaid interest, and Payment Premium amounts that are due and outstanding under the Debentures (the “Conversion Amount”) into shares of Common Stock at the Fixed Price of $7.50 per share, subject to certain adjustments.

Upon a Payment Failure with respect to any Installment Amount, the holder will have the right to convert, on one or more occasions, all or any portion of the unpaid Installment Amount at any time after such Payment Failure has occurred at the Variable Price, equal to 95% of the lowest daily VWAP of our Common Stock during the five consecutive trading days immediately before the applicable conversion date, subject to a floor price of $0.448, which is equal to 20% of the closing price of our Common Stock immediately prior to the execution of the Securities Purchase Agreement (the “Floor Price”).

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Monthly Installments	Beginning on the earlier of (i) the date of the first C-PACE Loan Disbursement, and (ii) the 75th day following the Issuance Date, we must make Monthly Installment payments of the applicable Installment Amount consisting of $5,000,000 of principal, the applicable Payment Premium on such principal amount (which is initially 15% but increases to 20% after the 75th day following the Issuance Date), and any accrued and unpaid interest, in accordance with the repayment schedule set forth in the Debentures.

Optional Redemption	Subject to the terms of the Debentures, we have the option to redeem all or any portion of the amounts outstanding under the Debentures (an “Optional Redemption”) by delivering a redemption notice to the holder (a “Redemption Notice”), which we can only deliver if the VWAP of our Common Stock is less than the Fixed Price on the date such Redemption Notice is delivered. Once delivered, the Redemption Notice is irrevocable. Following the receipt of a Redemption Notice, the holder will have seven trading days to elect to convert all or any portion of the Debentures before we are required to complete the Optional Redemption. See “Description of Securities We Are Offering—Description of Debentures.”

Mandatory Redemption	For so long as any Debentures are outstanding, if we issue and sell any shares of Common Stock in our existing ATM Offering being conducted pursuant to our ATM Sales Agreement with ThinkEquity LLC, dated June 12, 2026 (such sales, “ATM Sales”), we are required to apply 90% of the net proceeds from such ATM Sales toward our repayment obligations under the Debentures (a “Mandatory Redemption”). Within five business days of receiving net proceeds from ATM Sales, we must notify the holder of the required Mandatory Redemption payment and, unless waived by the holder, promptly pay such amount to the holder. Any Mandatory Redemption payment will be applied first towards accrued and unpaid interest under the Debentures, then to the principal and the Payment Premium in respect of such principal.

Events of Default	Upon the occurrence and during the continuance of an Event of Default, interest will accrue on the principal amount of the Debentures at a rate of 18% per annum, and the holder may accelerate the Debentures and require all outstanding amounts under the Debentures to become immediately due and payable in cash, in each case subject to the terms of the Debentures. If an Event of Default remains uncured 30 days after its occurrence, the holder may, from and after such 30th day and for so long as the Event of Default is continuing, convert all or any portion of the outstanding amounts under the Debentures at the Variable Price until all amounts outstanding under the Debentures have been repaid in full.

Key Terms of Warrants

Shares Issuable on Exercise	Up to 1,000,000 shares of Common Stock, subject to certain customary adjustments described in the Warrants. If the Holdback Amount is applied to repay a portion of the principal amount of the Debentures, the number of shares of Common Stock issuable upon exercise of the Warrants will be reduced from 1,000,000 shares to 500,000 shares.

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Exercise Price	$5.00 per share, subject to customary adjustments upon certain events, including any stock split, stock dividend, stock combination, recapitalization, or similar event, subsequent rights offering, pro rata distribution of our assets to our shareholders, or Fundamental Transaction (as defined in the Warrants). Subject to the rules and regulations of the NYSE American LLC, we also have the right, at any time during the term of the Warrants, to reduce the exercise price of the Warrants to any amount and for any period of time deemed appropriate by our Board of Directors.

Cashless Exercise	If at the time of exercise of the Warrants, there is no effective registration statement registering the shares of Common Stock underlying the Warrants, such Warrants may be exercised on a cashless basis pursuant to their terms.

Exercise Period	The Warrants are exercisable on or after the Issuance Date and during the five-year period thereafter.

Placement Agent Warrants

We will issue Placement Agent Warrants to the placement agent, which are exercisable to purchase up to 200,000 shares of Common Stock at an exercise price of $6.25 per share. See “Plan of Distribution—Placement Agent’s Fees, Expenses, and Warrants.” The Placement Agent Warrants and the 200,000 underlying shares of Common Stock are registered on the registration statement of which this prospectus supplement and accompanying prospectus form a part. If the Holdback Amount is applied to repay a portion of the principal amount of the Debentures, the number of shares of Common Stock issuable upon exercise of the Placement Agent Warrants will be reduced from 200,000 shares to 100,000 shares.

Limitations on Conversion and Exercise of Securities

The Debentures and the Warrants each contain a beneficial ownership limitation that prohibits the holder from converting the Debentures or exercising the Warrants to the extent that, after giving effect to such conversion or exercise, the holder and its affiliates would beneficially own more than 4.99% of our outstanding shares of Common Stock. Under the Warrants, upon prior notice to us, the holder may elect to increase such limitation to 9.99%, which increase will not become effective until the 61st day after such notice.

The Debentures also contain an Exchange Cap limitation pursuant to which we cannot issue any shares of Common Stock upon conversion of Debentures (taken together with the issuance of such shares upon the exercise of the Warrants) if such issuance would exceed the aggregate number of shares of Common Stock that we may issue in a transaction without breaching our obligations under the rules or regulations of the NYSE American LLC. Pursuant to the Securities Purchase Agreement, the right of a holder to exercise the Warrants is subject to Exchange Cap limitations that operate in a manner consistent with the Exchange Cap limitations applicable to the right of a holder to convert the Debentures. Currently, our Exchange Cap is 11,767,980 shares. The Exchange Cap limitation will not apply if we receive shareholder approval to issue shares upon conversion of Debentures in excess of the Exchange Cap in accordance with NYSE American Rule 713.

Voting Rights	Our capital stock includes Common Stock, Class B Non-Voting Common Stock, and Series B 4% Cumulative Convertible Preferred Stock (“Series B Preferred Stock”). Each holder of our Common Stock is entitled to one vote per share held. Except as required by law, holders of our Class B Non-Voting Common Stock have no voting power with respect to their shares held and are not entitled to vote on matters submitted to shareholders. Holders of our Series B Preferred Stock do not have voting power with respect to their shares held and are not entitled to vote on matters submitted to shareholders, except as required in accordance with the Colorado Business Corporations Act.

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Use of Proceeds

We estimate that the net proceeds to us from the sale of Debentures and Warrants in this offering on the Issuance Date will be approximately $10.9 million, after deducting placement agent fees and estimated offering expenses payable by us. If the Holdback Amount is subsequently released to us pursuant to the Debentures, we estimate that we will receive additional net proceeds of approximately $11.2 million, after deducting the applicable placement agent fees and offering expenses payable by us.

We intend to use the net proceeds from this offering primarily (i) to fund a portion of the construction and development costs of The Sunset BA (with the remainder of this project expected to be funded primarily through sales of non-voting membership units and corresponding firepit suite rights to third parties by Sunset at Broken Arrow LLC), and, to the extent any net proceeds remain thereafter, (ii) for working capital and other general corporate purposes. See the section of this prospectus supplement titled “Use of Proceeds” on page S-15 for a description of how we intend to utilize the estimated net proceeds of this offering.

Risk Factors	Investing in the Debentures and the Warrants involves a high degree of risk. See “Risk Factors” beginning on page S-10 and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, each as incorporated by reference into this prospectus supplement, for a discussion of factors to consider prior to deciding to invest in the Debentures and the Warrants.

Certain U.S. Federal Income Tax Considerations	You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the Debentures, the Warrants, or any shares of Common Stock into which the Debentures may be converted and for which the Warrants may be exercised in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign, or other taxing jurisdiction.

Trading Market Listing and Ticker Symbol	Our Common Stock is listed on the NYSE American LLC under the symbol “VENU.” There is no established trading market for the Debentures or the Warrants, and we do not expect to apply for the listing of the Debentures or the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Debentures and the Warrants will be limited.

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RISK FACTORS

Investing in our securities involves a high degree of risk. This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein contain a discussion of the risks applicable to investing in our securities. Before investing in our securities, you should carefully consider the specific factors discussed within this prospectus supplement and the accompanying prospectus. Please also carefully review the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, on file with the Securities and Exchange Commission (the “SEC”), and those risk factors identified in reports subsequently filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, which are incorporated by reference into this prospectus supplement, and our Current Reports on Form 8-K that are incorporated by reference in this prospectus supplement. You should carefully consider these risks and the following information together with the other information appearing elsewhere in this prospectus supplement before deciding to invest in our securities. The occurrence of any of the following risks could have a material and adverse effect on our business, reputation, financial condition, results of operations, and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the market value of our Common Stock and the value of an investment in our securities could decline, and you could lose all or part of your investment. The risks and uncertainties we have described are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and market value. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Certain statements in this section, or which are incorporated by reference into this section, are forward-looking statements. For more information, see the sections of this prospectus supplement titled “Cautionary Note Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

Risks Related to this Offering and Ownership of Our Common Stock, Debentures, and Warrants

Shareholders’ ownership interest may be diluted significantly through our efforts to obtain financing and satisfy obligations through the issuance of additional securities.

Under our Articles of Incorporation, our Board of Directors is authorized to issue up to 144,000,000 shares of Common Stock, 1,000,000 shares of Class B Non-Voting Common Stock, and up to 5,000,000 shares of Preferred Stock, of which we have designated 1,342 as Series B 4% Cumulative Convertible Preferred Stock (as defined above, “Series B Preferred Stock”). The power of the Board of Directors to issue shares of Common Stock, Preferred Stock, warrants, or options to purchase shares of Common Stock or Preferred Stock is generally not subject to shareholder approval, except for issuances of more than 20% of the Company’s outstanding Common Stock or its voting power.

While we have completed several capital raises utilizing multiple financial institutions, we may attempt to raise additional capital by returning to the market to sell shares of Common Stock, shares of Preferred Stock, or other securities convertible into or exchangeable for shares of Common Stock, possibly at a discount to the market price of our Common Stock. We may sell shares of Common Stock or other securities convertible into or exercisable for shares of Common Stock in any other offering at a price per share or a conversion or exercise price that is more favorable than those applicable to the Debentures or the Warrants sold in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share, conversion price, or exercise price applicable to securities issued in future transactions may be higher or lower than the prices applicable to the Debentures and the Warrants sold in this offering. These actions may result in dilution of the ownership interests and voting power of existing shareholders, further dilute Common Stock book value, and delay, defer, or prevent a change of control.

Our outstanding shares of Series B Preferred Stock entitle the holders thereof to dividends. Additionally, other series of Preferred Stock may carry the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock, superior voting or conversion rights, and the right to the redemption of the shares, together with a premium, prior to the redemption of our Common Stock.

The stock price of our Common Stock may be volatile or may decline regardless of our operating performance, and if you convert your Debentures or exercise your Warrants, you may not be able to sell the resulting shares of Common Stock at a favorable price.

An active or liquid market in our Common Stock may not be sustainable. An inactive market may also impair our ability to raise capital by selling shares of our Common Stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of Common Stock as consideration. As a result of any volatility in the market price of our Common Stock, you might not be able to sell the shares of Common Stock issued to you upon conversion of the Debentures or exercise of the Warrants at a favorable price.

We may require additional capital, which may not be available on terms acceptable to us or at all.

We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans and operating performance, and the condition of the capital markets at the time we seek financing. We cannot be certain that additional financing will be available to us on favorable terms, or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, and our business, financial condition, and results of operations could be adversely affected.

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Sales of a substantial number of our shares of Common Stock in the public market, including pursuant to our June 2026 ATM Offering, or the perception that such sales could occur, could cause the market price of our Common Stock to decline and inhibit our ability to raise additional funds.

We may issue and sell additional shares of Common Stock in the public market, including up to $250,000,000 of Common Stock in the ATM Offering that we commenced in June 2026. In addition, shares of Common Stock may be issued upon the conversion of the Debentures or the exercise of the Warrants being offered in this offering. The sale and issuance of a substantial number of shares of our Common Stock in the public market or the perception that such sales may occur could adversely affect the market price of our Common Stock. We cannot predict the effect, if any, that future sales of shares of our Common Stock, or the availability of shares for future sale, will have on the market price of our Common Stock. Any decline in the market price of our Common Stock could impair our ability to raise additional capital through the sale of equity securities.

We do not expect to pay dividends in the foreseeable future. Any return on your investment may be limited to the value of our Common Stock.

We do not anticipate paying cash dividends on our Common Stock in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition, and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

The exercise of our outstanding options and warrants will dilute shareholders and could decrease our stock price.

The exercise of our outstanding options and warrants may adversely affect our stock price due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of our securities and could adversely impact the terms under which we could obtain additional equity capital. Exercise of outstanding options and warrants or any future issuance of additional shares of Common Stock or other securities, including but not limited to preferred stock, options, warrants, restricted stock units, or other derivative securities convertible into our Common Stock, may result in significant dilution to our shareholders and may decrease our stock price.

A significant portion of our total outstanding shares of Common Stock are eligible to be sold into the market in the near future, including pursuant to Rule 144, which could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock. We have also registered all shares of Common Stock that are reserved for issuance under the Company’s Amended and Restated 2023 Omnibus Incentive Compensation Plan. As a result, these shares can be freely sold in the public market upon issuance, subject to volume limitations and certain lock-up agreements applicable to affiliates. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registrations of our shares of Common Stock, may have a depressive effect upon the price of our shares of Common Stock in any active market that may develop. We believe that a significant portion of our total outstanding shares of Common Stock may be sold in the public market without restriction by non-affiliates pursuant to Rule 144 after this offering.

An investment in the Debentures and the Warrants offered hereby carries a high degree of risk and is highly speculative, illiquid, and suitable only for persons who are able to bear a total loss of their investment.

An investment in the Debentures and the Warrants offered hereby is highly speculative and carries a high degree of risk. No assurance can be given that an investor will realize a substantial return, if any, on its investment. Furthermore, no assurance can be given that an investor will not lose all or a substantial portion of its investment.

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The financial and operational projections that we may make from time to time are subject to inherent risks.

The projections that our management may provide from time to time will reflect numerous assumptions made by management, including assumptions with respect to our specific as well as general business, regulatory, economic, market, and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections themselves, will prove inaccurate. There may be differences between actual and projected results, and actual results may be materially different from those contained in the projections.

The market price of our Common Stock may fluctuate, which could reduce the value of the Debentures and the Warrants offered hereby and cause you to lose all or part of your investment.

The offering price of the Debentures and the Warrants we are offering may not be indicative of the value of such securities or the market price of the Common Stock into which the Debentures may be converted or for which the Warrants may be exercised following this offering. The market price of our Common Stock may decline following this offering. The stock market in general has been, and the market price of our Common Stock in particular will likely be, subject to fluctuation, whether due to or irrespective of our operating results and financial condition. The market price of our Common Stock may fluctuate as a result of a number of factors, some of which are beyond our control, including but not limited to:

●	actual or anticipated variations in our and our competitors’ results of operations and financial condition;

●	market acceptance of our restaurant, music, and entertainment venue concepts;

●	changes in earnings estimates or recommendations by securities analysts if our shares are covered by analysts;

●	development of technological innovations or new competitive products by others in the hospitality and entertainment industry;

●	our failure to achieve a publicly announced milestone;

●	delays between our expenditures to develop, construct, and market new entertainment venues and restaurants and the generation of revenue from those venues and restaurants;

●	developments concerning intellectual property rights, including our involvement in litigation;

●	regulatory developments and the decisions of regulatory authorities;

●	changes in the amounts that we spend to develop, acquire, permit, and promote new venues, technologies, or businesses;

●	our sale or proposed sale, or the sale by our significant shareholders, of shares of our Common Stock or other securities in the future;

●	changes in key personnel;

●	success or failure of our research and development projects or those of our competitors;

●	the trading volume of our Common Stock;

●	general economic and market conditions; and

●	other factors, including those unrelated to our operating performance.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of our Common Stock and result in substantial losses being incurred by our investors.

S-12

There is no public market for the Debentures or the Warrants being offered in this offering, and we do not expect a market to develop for such securities.

There is no established public trading market for the Debentures and the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Debentures or the Warrants on any securities exchange or nationally recognized trading system, including the NYSE American LLC. Without an active market, the liquidity of the Debentures and the Warrants will be limited.

The beneficial ownership limitations contained in the Debentures and the Warrants may prevent holders from converting the Debentures or exercising the Warrants at a time when doing so would otherwise be advantageous.

A holder of the Debentures and the Warrants will not be entitled to convert any portion of the Debentures or exercise any portion of the Warrants to the extent that, after giving effect to such conversion or exercise, the holder (together with its affiliates) would beneficially own more than 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to such conversion or exercise, as such percentage ownership is determined in accordance with the terms of the Debentures and the Warrants. With respect to the Warrants, a holder may elect to increase or decrease such beneficial ownership limitation, provided that such limitation may not exceed 9.99% and any increase will not be effective until the 61st day after notice is delivered to us. As a result, a holder may not be able to convert the Debentures or exercise the Warrants for shares of our Common Stock at a time when doing so would otherwise be financially beneficial for the holder.

Holders of the Debentures and the Warrants purchased in this offering will have no rights with respect to our Common Stock until they convert their Debentures or exercise their Warrants and acquire the underlying shares, but they will remain subject to changes affecting our Common Stock.

Until holders of Debentures and Warrants acquire shares of our Common Stock upon conversion of the Debentures or exercise of the Warrants, they will have no rights with respect to the Common Stock underlying such Debentures and Warrants. However, while such holders will not be entitled to the rights of holders of our Common Stock, they will remain subject to changes affecting our Common Stock. Upon conversion of the Debentures or exercise of the Warrants, holders will be entitled to exercise the rights of a shareholder of our Common Stock only as to matters for which the applicable record date occurs after the issuance of the underlying shares.

The Warrants being offered with the Debentures in this offering are speculative in nature.

Given that the exercise price of the Warrants may exceed the market price of our Common Stock from time to time, there can be no assurance that it will ever be profitable for holders to exercise their Warrants prior to their expiration. As a result, holders may never realize any value from the Warrants purchased with Debentures in this offering.

Our obligations to make Monthly Installment payments under the Debentures will require significant cash resources, and we may not have sufficient cash flow to satisfy those obligations.

Beginning on the earlier of (i) the date of the first C-PACE Loan Disbursement, and (ii) the 75th day following the Issuance Date, and on the corresponding date in each of the four months thereafter, the Debentures require us to make Monthly Installment payments consisting of (1) a principal amount of $5,000,000, (2) a Payment Premium on such principal amount, which is initially 15% but increases to 20% after the 75th day following the Issuance Date, and (3) any accrued and unpaid interest (provided that no interest will accrue unless an Event of Default occurs, in which case the interest rate will increase to 18% per annum). Our ability to make these payments will depend on our future operating performance, cash flow, financial condition, and access to capital, all of which are subject to economic, financial, competitive, and other factors beyond our control. If we do not generate sufficient cash or otherwise obtain adequate financing, we may be required to reduce or delay capital expenditures, sell assets, refinance our obligations, or raise additional capital, which may not be available on acceptable terms or at all. If we fail to satisfy our Monthly Installment payment obligations, we could be subject to increased interest, acceleration of our obligations, and other remedies available to holders under the Debentures.

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The sale or availability for sale of shares of common stock issuable upon conversion of the Debentures may depress the price of our common stock and encourage short sales by third parties, which could further depress the price of our common stock.

To the extent that one or more holders in the Debentures sell shares of our common stock issued upon any conversion of the Debentures, the market price of such shares may decrease due to the additional selling pressure in the market. In addition, the risk of dilution from issuances of such shares may cause stockholders to sell their shares of our common stock, which could further contribute to any decline in the price of our common stock. Any downward pressure on the price of our common stock caused by the sale or potential sale of such shares could encourage short sales by third parties. Such sales could place downward pressure on the price of our common stock by increasing the number of shares of our common stock being sold, which could further contribute to any decline in the market price of our common stock.

If we fail to timely deliver a satisfactory Appraisal, we may not receive the full proceeds expected from this offering, which could adversely affect our liquidity and ability to fund the continued development and construction of The Sunset BA.

Under the Debentures, a $12,500,000 Holdback Amount of the original principal amount of the Debentures funded by the investor to us on the Issuance Date will be held as cash collateral pending our delivery, within 14 days of the Issuance Date, of an Appraisal of the real property and improvements comprising The Sunset BA that is satisfactory to the investor and the collateral agent. If we do not timely deliver the Appraisal or the Appraisal is not satisfactory to the investor or the collateral agent, the investor may elect to apply the Holdback Amount toward repayment of an equal portion of the principal amount of the Debentures, rather than releasing such amount to us. If the investor makes such election, we would receive only approximately $10.9 million of net proceeds from this offering and would not receive the additional approximately $11.2 million of net proceeds that would otherwise become available to us upon release of the Holdback Amount. This reduction in available capital could adversely affect our liquidity and our ability to fund the continued construction and development of The Sunset BA.

An investment in the Company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any of our related parties is offering any tax assurances or guidance regarding the Company or your investment.

An investment in the Company may involve complex federal, state, and local income tax considerations. Neither the Internal Revenue Service nor any state or local taxing authority has reviewed the transactions described in this prospectus supplement and may take different positions than the ones contemplated by our management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors, or related parties can offer tax or similar advice, nor are any such persons making any representations and warranties regarding such matters.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our Common Stock, the price of shares of our Common Stock could decline.

The trading market for our Common Stock relies in part on the research and reports that industry or securities analysts publish about us or our business. If one or more of the analysts covering our business downgrade their evaluations of our Common Stock or publish inaccurate or unfavorable research about our business, the price of shares of our Common Stock could decline. In addition, if our operating results fail to meet analyst forecasts, the price of shares of our Common Stock would likely decline. If one or more of these analysts cease to cover our Common Stock, we could lose visibility in the market for our stock, which in turn could cause the price of shares our Common Stock to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTs

This prospectus supplement, the accompany prospectus, and the documents incorporated by reference herein and therein contain forward-looking statements regarding future events and the Company’s future results. Statements expressing expectations and projections with respect to future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the Company’s management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “could,” “would,” “should,” “will,” “may,” variations of such words, and similar expressions of a forward-looking nature are intended to identify such forward-looking statements. In addition, any statements that refer to projections of the Company’s future financial performance, the Company’s anticipated growth and potential in its business, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified in the “Risk Factors” section of this prospectus supplement and elsewhere herein.

Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements, and readers are cautioned not to place undue reliance upon such statements in making an investment decision. The Company disclaims any obligation to update factors or to announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

In addition, statements in this prospectus supplement, the accompany prospectus, and the documents incorporated by reference herein and therein such as “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, the accompanying prospectus, or the documents incorporated by reference herein and therein, as applicable, and, although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. You should carefully read the factors set forth in the “Risk Factors” section of this prospectus supplement and under “Risk Factors” in our most recent Annual Report on Form 10-K and each subsequently filed Quarterly Report on Form 10-Q, along with the other cautionary statements made throughout this prospectus supplement, and you should interpret such factors and cautionary statements as being applicable to all forward-looking statements wherever appearing in this prospectus supplement, the accompany prospectus, and the documents incorporated by reference herein and therein. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances, or otherwise, unless required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

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USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the Debentures and the Warrants in this offering on the Issuance Date will be approximately $10.9 million, after deducting placement agent fees and estimated offering expenses payable by us. If the Holdback Amount is subsequently released to us pursuant to the Debentures, we estimate that the aggregate net proceeds from this offering will be approximately $22.0 million, after deducting placement agent fees and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering primarily for the ongoing construction and development costs of The Sunset BA (with the remainder of such project expected to be funded primarily through sales of non-voting membership units and corresponding firepit suite rights to third parties by Sunset at Broken Arrow LLC). To the extent any net proceeds remain thereafter, we expect to use such proceeds for working capital and other general corporate purposes.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering an aggregate principal amount of $25,000,000 of our Senior Secured Convertible Debentures, which are convertible into shares of our Common Stock, and Warrants to purchase up to 1,000,000 shares of Common Stock (subject to reduction to 500,000 shares of Common Stock if the Holdback Amount is applied toward repayment of a portion of the principal amount of the Debentures, as described below). The Debentures and the Warrants are immediately separable and will be issued separately, but they will be purchased together in this registered direct offering. This prospectus supplement also relates to the offering of the Common Stock issuable upon conversion of the Debentures and exercise of the Warrants.

The Debentures and the Warrants are being sold pursuant to the terms of the Securities Purchase Agreement, dated July 31, 2026, between us and the investor named therein in connection with this offering.

Description of Debentures

The following description is a summary of some of the material terms of the Debentures that are being offered hereby. The descriptions in this prospectus supplement of the Debentures do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the Debentures, the form of which will be filed as an exhibit to a Current Report on Form 8-K that we will file with the SEC in connection with this offering. Prospective investors should carefully review the terms and provisions of the form of Debenture for a complete description of the terms and conditions of the Debentures.

Original Issue Discount

The Debentures are being issued with an original issue discount of 5% and will be purchased at a price equal to 95% of their aggregate principal amount.

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Holdback Amount

Pursuant to the Debentures, a Holdback Amount of $12,500,000 of the original principal amount funded on the Issuance Date will initially be held in an account as cash collateral for our obligations under the Debentures pending our delivery of an Appraisal of the real property and improvements comprising The Sunset BA. If the Appraisal is satisfactory to the investor and the collateral agent appointed under the Securities Purchase Agreement, the Holdback Amount will be released and delivered to us. If the Appraisal is not delivered within 14 days after the Issuance Date or is not satisfactory to the investor or the collateral agent, the investor will have the option to apply the Holdback Amount to repay an equal portion of the principal amount of the Debentures, at par value and without payment of the Payment Premium (as defined below).

Security, Pledge, and Guaranty

The Debentures will constitute our senior secured obligations and will be secured pursuant to that certain Pledge and Security Agreement to be entered into by Sunset Ground at Broken Arrow, LLC and Sunset at Broken Arrow LLC (as previously defined, the “Grantors,” and each, a “Grantor”) in connection with this offering. Each Grantor is one of our majority-owned subsidiaries over which we exercise 100% voting control. Under the Pledge and Security Agreement, the Debentures will be secured by first priority perfected security interests in substantially all of the tangible and intangible assets of the Grantors and by each Grantor’s pledge of a security interest in all of the equity interests in which such Grantor has any interest, together with all proceeds and substitutions thereof, all cash, stock, and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing. In addition, the Debentures will be secured by a first-priority Mortgage granted by Sunset Ground at Broken Arrow, LLC with respect to certain owned real property described therein and a first-priority Leasehold Mortgage granted by Sunset at Broken Arrow LLC with respect to certain leasehold interests described therein.

The obligations under the Debentures, the Securities Purchase Agreement, and all other documents identified as “Transaction Documents” under the Securities Purchase Agreement (collectively, the “Transaction Documents”) will be personally guaranteed by our Chief Executive Officer pursuant to a Personal Guaranty to be entered into in connection with this offering.

Maturity

Unless earlier converted or redeemed, the Debentures will mature on the one-year anniversary of the Issuance Date (the “Maturity Date”), subject to extension only upon the mutual written agreement of us and the holder of the Debentures. On the Maturity Date, we will be required to pay all outstanding principal, the applicable Payment Premium, accrued and unpaid interest, and all other amounts then due and payable under the Debentures.

Interest

The Debentures do not bear interest unless an Event of Default has occurred and is continuing. Upon the occurrence and during the continuance of an Event of Default, interest will accrue on the outstanding principal amount of the Debentures at a rate of 18% per annum until the applicable Event of Default has been cured. See “Events of Default” below.

Monthly Installment Payments

Beginning on the earlier of (i) the date of the first C-PACE Loan Disbursement, and (ii) the 75th day following the Issuance Date, and on the corresponding date in each of the four months thereafter, we must make Monthly Installment payments of the applicable Installment Amount consisting of (i) $5,000,000 of principal, (ii) the applicable Payment Premium on such principal amount (which is initially 15% but increases to 20% after the 75th day following the Issuance Date), and (iii) any accrued and unpaid interest, in accordance with the repayment schedule set forth in the Debentures.

Our failure to timely make any required Monthly Installment payment would constitute an Event of Default under the Debentures. Upon such failure, the holder may elect to convert the unpaid Installment Amount into shares of our Common Stock at the applicable conversion price described below.

Conversion Rights

Subject to the terms and conditions of the Debentures, the holder may convert all or any portion of the outstanding principal amount of the Debentures into shares of our Common Stock at any time on or after the Issuance Date and for so long as the Debentures remain outstanding.

Except as otherwise provided in the Debentures, the initial conversion price will be the Fixed Price of $7.50 per share, subject to adjustment as described below.

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Upon our Payment Failure with respect to any Installment Amount, the holder may elect to convert, on one or more occasions, all or any portion of the unpaid Installment Amount at any time after such Payment Failure has occurred at the Variable Price, equal to 95% of the lowest daily VWAP of our Common Stock during the five trading days immediately preceding the applicable conversion date, subject to the Floor Price of $0.448 and the other limitations set forth in the Debentures.

If an Event of Default remains uncured 30 days after its occurrence, the holder may, from and after such 30th day and for so long as the Event of Default is continuing, convert all or any portion of the outstanding amounts under the Debentures at the Variable Price until all amounts outstanding under the Debentures have been repaid in full.

The holder of the Debentures can effect a conversion by delivering a notice of conversion to us (a “Conversion Notice”) in accordance with the Debentures. On or before the first trading day following the date we receive a Conversion Notice, we must cause our transfer agent to deliver to the holder the number of shares of Common Stock the holder is entitled to upon such conversion. If the holder physically surrenders Debentures for conversion and converts less than the entire principal balance of the Debentures, then within three business days of receiving such Debentures, we must issue and deliver a new Debenture to the holder representing the outstanding principal not converted. If we fail to timely deliver the number of shares of Common Stock the holder is entitled to receive upon conversion of Debentures, the holder will be entitled to certain customary remedies described in the Debentures, including buy-in protections.

No fractional shares of Common Stock will be issued in connection with the conversion of the Debentures. Any such fractional amount that would be issuable upon conversion will be rounded up to the nearest whole share.

Limitations on Conversion

Beneficial Ownership Limitation

A holder of Debentures shall not have the right to convert any portion of a Debenture to the extent that after giving effect to such conversion, the holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act, and the rules promulgated thereunder) in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to such conversion or receipt of shares. The limitation may be waived by any holder (but only as to itself and not to any other holder) upon not less than 65 days’ prior notice to us.

Exchange Cap Limitation

Conversions of Debentures are also subject to an Exchange Cap limitation, pursuant to which we may not issue any shares of Common Stock upon the conversion of Debentures if the issuance of such shares of Common Stock, together with any shares of Common Stock issuable in connection with any other related transactions contemplated by the Transaction Documents (including the shares of Common Stock issuable upon the exercise of the Warrants), would exceed the aggregate number of shares of Common Stock that we may issue in a transaction in compliance with our obligations under the rules or regulations of the NYSE American LLC (which generally require shareholder approval for issuances representing more than 20% of our outstanding Common Stock or voting power), provided that such Exchange Cap limitation will cease to apply if our shareholders approve the issuance of shares in excess of the Exchange Cap pursuant to the terms of this offering in accordance with NYSE American Rule 713 (the “Shareholder Approval”). As a covenant under the Securities Purchase Agreement, we are required to include a proposal to obtain the Shareholder Approval in the proxy statement for our next annual meeting of shareholders, and if we do not obtain the Shareholder Approval at such annual meeting, we are required to call a meeting every 90 days thereafter to seek the Shareholder Approval.

The current Exchange Cap applicable under the Debentures is 11,767,980 shares of Common Stock, which represents 19.99% of our issued and outstanding Common Stock as of the Issuance Date of the Debentures.

Optional and Mandatory Redemption

Optional Redemption

Subject to the terms of the Debentures, we have an Optional Redemption right pursuant to which we may redeem all or any portion of the amounts outstanding under the Debentures before the Maturity Date by delivering a Redemption Notice to the holder. We may deliver a Redemption Notice only after the close of trading on a trading day and only if the VWAP of our Common Stock is less than the Fixed Price on the date such Redemption Notice is delivered, unless otherwise agreed by the holder. The Redemption Notice must specify the outstanding balance of the Debenture to be redeemed and an amount equal to the sum of (i) the outstanding principal balance being redeemed by us, (ii) the applicable Payment Premium in respect of such principal amount, and (iii) all accrued and unpaid interest as of the date of such Redemption Notice (the “Redemption Amount”). Once delivered, the Redemption Notice is irrevocable.

Following the receipt of a Redemption Notice, the holder will have seven trading days to elect to convert all or any portion of the Debentures before we are required to complete the Optional Redemption. On the eighth trading day following the delivery of the Redemption Notice, we would be required to complete the Optional Redemption by delivering to the holder the Redemption Amount with respect to the principal amount of Debentures redeemed, to the extent not converted by the holder during such preceding seven-day period.

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Mandatory Redemption

The Debentures also provide for Mandatory Redemption in connection with any issuances and sales of Common Stock pursuant to our existing, permitted ATM Offering. If we make any ATM Sales while any Debentures are outstanding, we must apply 90% of the net proceeds from such ATM Sales toward our repayment obligations under the Debentures. Within five business days of receiving net proceeds from ATM Sales, we must notify the holder of the required Mandatory Redemption payment and, unless waived by the holder, promptly pay such amount to the holder. Any Mandatory Redemption payment will be applied first towards accrued and unpaid interest under the Debentures, then to the principal and the Payment Premium in respect of such principal.

Any Optional Redemption or Mandatory Redemption made on or before the date a Monthly Installment is due will reduce future installment payments by applying the Redemption Amount against future installments in reverse chronological order, beginning with the final scheduled Monthly Installment payment.

Reservation of Shares

At all times while any Debentures remain outstanding, we are required to reserve from our authorized and unissued shares of Common Stock a sufficient number of shares to permit the full conversion of the outstanding Debentures.

If at any time we do not have a sufficient number of authorized shares of Common Stock available to satisfy our obligations upon conversion of the Debentures, we must promptly take all corporate action necessary to propose to a meeting of our shareholders an increase in our authorized share capital necessary to meet our obligations under the Debentures, and to cause our Board of Directors to recommend to the shareholders that they approve such proposal.

Anti-Dilution Adjustments

The Fixed Price and the Floor Price of the Debentures are subject to customary adjustment upon the occurrence of certain events, including stock dividends or other distributions payable in shares of Common Stock, stock splits, stock combinations, and reclassifications of the Company’s Common Stock. Whenever the Fixed Price or the Floor Price is adjusted pursuant to these provisions, the number of shares of Common Stock issuable upon conversion of the Debentures will be adjusted accordingly.

Fundamental Transactions and Corporate Events

Prior to the consummation of any Fundamental Transaction that constitutes a Corporate Event (as those terms are defined in the Debentures), including certain mergers, consolidations, share exchanges, tender offers, sales of substantially all of our assets, recapitalizations, or similar business combinations, pursuant to which holders of our Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock, the Debentures require that we make appropriate provision so that, upon a subsequent conversion of the Debentures, the holder may elect to receive (i) in addition to the shares of Common Stock receivable upon such conversion, the securities or other assets to which the holder would have been entitled with respect to such shares of Common Stock had such shares been held by the holder upon the consummation of such Corporate Event (without accounting for any limitations or restrictions on the convertibility of the Debentures), or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Stock in connection with the consummation of such Corporate Event in such amounts as the holder would have received had the Debentures initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the applicable conversion price of the Debentures.

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Events of Default

The Debentures contain customary Events of Default, including, among others: (i) our failure to make payments when due; (ii) our failure to timely deliver shares upon conversion of the Debentures; (iii) breaches of the Debentures or the other Transaction Documents; (iv) certain bankruptcy or insolvency events involving us or any “significant subsidiary,” as that term is defined in Section 210.1-02 of Regulation S-X (a “Significant Subsidiary”); (v) specified defaults by us or any Significant Subsidiary under other indebtedness instruments in an amount exceeding $1,000,000; (vi) certain unsatisfied judgments for the payment of money in excess of $1,000,000 rendered against us and/or any Significant Subsidiary; (vii) the delisting or suspension of our Common Stock from trading; (viii) our failure to satisfy our reporting obligations under the Exchange Act; (ix) the occurrence of a Material Adverse Effect (as defined in the Debentures); (x) certain casualty or condemnation events affecting the real property and improvements of The Sunset BA amphitheater (which constitutes collateral securing the Debentures); and (xi) other events specified in the Debentures.

Upon the occurrence and during the continuance of an Event of Default, the holder may declare all outstanding amounts under the Debentures immediately due and payable, exercise its rights against the collateral securing the Debentures, enforce the guarantees provided by our Chief Executive Officer’s Personal Guaranty, and pursue all other rights and remedies available under the Debentures, the other Transaction Documents, and applicable law. During the continuance of an Event of Default, outstanding principal under the Debentures will accrue interest at the default rate of 18% per annum, and the holder will have the additional conversion rights and other remedies provided in the Debentures. If an Event of Default remains uncured 30 days after its occurrence, the holder may, from and after such 30th day and for so long as the Event of Default is continuing, convert all or any portion of the outstanding amounts under the Debentures at the Variable Price until all amounts outstanding under the Debentures have been repaid in full.

Certain Covenants

The Debentures contain customary affirmative and negative covenants that, among other things, require us to: (i) ensure the shares of Common Stock issued upon the conversion of the Debentures will be validly issued, fully paid, and nonassessable; (ii) not claim or take advantage of any stay, extension, usuary law, or other law that would prohibit or forgive us from paying all or any portion of the principal of or interest on the Debentures; (iii) maintain the collateral securing the Debentures; (iv) reserve sufficient authorized shares of Common Stock to permit conversion of the Debentures; (v) maintain the listing of our Common Stock on an eligible trading market; (vi) comply with our Exchange Act reporting obligations; and (vii) otherwise perform our obligations under the Debentures and the other Transaction Documents, in each case subject to the qualifications, exceptions, and limitations set forth therein.

Exchange Listing

We do not intend to list the Debentures on the NYSE American LLC, any other national securities exchange, or any other nationally recognized trading system.

Governing Law

The Debentures will be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflicts-of-law principles.

Description of Warrants

The following description is a summary of some of the material terms of the Warrants that are being offered hereby. The descriptions in this prospectus supplement of the Warrants do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the Warrant, the form of which will be filed as an exhibit to a Current Report on Form 8-K that we will file with the SEC in connection with this offering. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants.

Reduction in Warrant Shares

If the Holdback Amount is applied to repay a portion of the principal amount of the Debentures, as described under “Description of Securities We Are Offering—Description of Debentures—Holdback Amount,” the number of shares of Common Stock issuable upon exercise of the Warrants will be reduced from 1,000,000 shares to 500,000 shares.

Exercise Price

The Warrants will be exercisable for shares of Common Stock at an exercise price of $5.00 per share, subject to customary adjustments upon certain events, including any stock split, stock dividend, stock combination, recapitalization, or similar event, subsequent rights offering, pro rata distribution of our assets to our shareholders, or Fundamental Transaction (as defined in the Warrants).

Exercise Period

The Warrants will be exercisable upon issuance and will expire five years after the Issuance Date.

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Exercisability

The Warrants can be exercised, in whole or in part, at the holder’s option by delivering to us a duly executed Notice of Exercise and paying the aggregate exercise price for the Warrants. No fractional shares of our Common Stock will be issued in connection with the exercise of the Warrants.

Cashless Exercise

If at the time the Warrants are exercised there is no effective registration statement registering the issuance of or the resale of the shares of Common Stock underlying the Warrants, the holder can exercise the Warrants by “cashless exercise,” in which the holder receives the net value of the Warrants in shares of our Common Stock determined according to the formula set forth in the Warrants.

Exercise Limitations

Beneficial Ownership Limitation

Under the terms of the Warrants, the Company may not effect the exercise of any such Warrant, and a holder will not be entitled to exercise any portion of any such Warrant, if, upon giving effect to such exercise, the aggregate number of shares of our Common Stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder, or any of the holder’s affiliates) would exceed 4.99% (or, at the election of the holder, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. Such percentage may be increased or decreased by written notice by the holder of the Warrants to any other percentage not in excess of 9.99%. Any such increase will not be effective until the 61st day after such notice is delivered to us, provided that such percentage may in no event exceed 9.99%.

Exchange Cap Limitation

Pursuant to the Securities Purchase Agreement, the right of a holder to exercise the Warrants is subject to Exchange Cap limitations that operate in a manner consistent with the Exchange Cap limitations applicable to the right of a holder to convert the Debentures.

Adjustments

In addition to the adjustments described under “Exercise Price” above, if we grant, issue, or sell any Common Stock equivalents or rights to purchase stock, warrants, securities, or other property pro rata to all record holders of any class of shares of our Common Stock, or declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of shares of Common Stock, by way of return of capital or otherwise, then, in each case, each holder of Warrants will be entitled to acquire such rights or participate in such distribution on the same terms as the holder could have acquired or participated if the holder held the number of shares of Common Stock acquirable upon complete exercise of the Warrants without regard to any exercise limitations, subject to certain exceptions to the extent participation would result in the holder exceeding its beneficial ownership limitation under the Warrants.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred, or assigned without our consent.

Exchange Listing

We do not intend to list the Warrants on the NYSE American LLC, any other national securities exchange, or any other nationally recognized trading system.

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Fundamental Transactions

Upon the consummation of a fundamental transaction (as described in the Warrants, and generally including any reorganization, recapitalization, or reclassification of our shares of Common Stock, the sale, transfer, or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% or more of the voting power of our outstanding shares of Common Stock), a holder of the Warrants will be entitled to receive, upon exercise of the Warrants, the kind and amount of securities, cash, or other property that such holder would have received had it exercised the Warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the Warrants.

No Rights as a Shareholder

Except by virtue of such holder’s ownership of shares of Common Stock, the holder of Warrants does not have the rights or privileges of a holder of shares of our Common Stock, including any voting rights, until such holder exercises the Warrants.

Description of Common Stock

The following description is a summary of some of the material terms of our Common Stock, our organizational documents, and Colorado law. The descriptions in this prospectus supplement of our Common Stock and our organizational documents do not purport to be complete and are subject to, and qualified in their entirety by reference to, our Articles of Incorporation and Bylaws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. This summary supplements the description of our capital stock in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

A description of our Common Stock that we are offering pursuant to this prospectus supplement is set forth hereunder and under the heading titled “Description of Common Stock” starting on page 4 of the accompanying prospectus.

Authorized and Outstanding Common Stock

Under our Articles of Incorporation, we are authorized to issue up to 144,000,000 shares of Common Stock. As of the date of this prospectus supplement, we had 58,869,339 shares of Common Stock issued and outstanding. All outstanding shares of our Common Stock are, and all shares of Common Stock offered hereby will be when issued, fully paid and non-assessable.

Voting Rights

Each holder of our Common Stock is entitled to one vote per share held on all matters submitted to a vote of our shareholders.

Dividend Policy

We do not currently intend to pay dividends on our Common Stock. The declaration, amount, and payment of any future dividends on shares of our Common Stock, if any, will be at the sole discretion of our Board of Directors (our “Board”), which may take into account general and economic conditions, our financial condition, and our results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, the implications of the payment of dividends by us to our shareholders or by our subsidiaries to us, and any other factors that our Board may deem relevant.

No Preemptive Rights

Holders of our Common Stock are not entitled to preemptive rights. Our Common Stock is not subject to any redemption or sinking-fund provisions.

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Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Colonial Stock Transfer.

Listing

Our Common Stock is listed on the NYSE American LLC under the symbol “VENU.”

Anti-Takeover Effects of Provisions of Our Governance Documents

Certain provisions of our Articles of Incorporation and our Bylaws (collectively, our “Governance Documents”) could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. As a consequence, these provisions might also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our Board, and they might also have the effect of preventing changes in our Board or management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our Common Stock, because, among other reasons, the negotiation of such proposals could improve their terms. Provisions in our Governance Documents that may delay, defer, or discourage takeover attempts are described under the heading titled “Anti-Takeover Effects of Provisions of Our Governance Documents” on page 5 of the accompanying prospectus.

PLAN OF DISTRIBUTION

We are issuing and selling the Debentures and the Warrants directly to YA II PN, Ltd. (the “Purchaser”) pursuant to the terms of the Securities Purchase Agreement. The terms of this offering were subject to market conditions and negotiations between us and YA. This prospectus supplement relates to the offering of the Debentures and the Warrants pursuant to the Securities Purchase Agreement as well as all shares of Common Stock issuable under the Debentures and the Warrants upon conversion, exercise, or otherwise. In addition, this prospectus supplement also covers the resale of those shares of Common Stock from time to time by the Purchaser to the public. Though we have been advised by the Purchaser that the Purchaser is purchasing the Debentures and the Warrants for its own account, for investment purposes in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such securities in violation of the Securities Act or any other applicable securities laws, the SEC may take the position that the Purchaser may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the Securities Purchase Agreement to provide customary indemnification to the Purchaser. It is possible that any shares of Common Stock issued under the Debentures upon conversion nor otherwise may be sold by the Purchaser in one or more of the following manners:

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	to a broker-dealer as principal and resale by the broker-dealer for its account; or

●	a combination of any such methods of sale.

We have advised the Purchaser that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Purchaser, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

These restrictions may affect the marketability of the shares of our Common Stock by the Purchaser and any unaffiliated broker-dealer.

Delivery of the Debentures and the Warrants offered hereby is expected to occur on or about July 31, 2026, subject to satisfaction of certain customary closing conditions.

The Purchaser’s Fees and Expenses

We have paid a $25,000 due diligence and structuring fee to the Purchaser in connection with the execution of the non-binding term sheet related hereto. Furthermore, we have agreed to reimburse the Purchaser for its actual outside legal costs incurred in connection with the transactions contemplated by the Securities Purchase Agreement, not to exceed $175,000, and to make an initial deposit of $50,000 towards such outside legal fees.

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Placement Agent’s Fees, Expenses, and Warrants

We have engaged ThinkEquity LLC, or the placement agent, to act as our exclusive placement agent for this offering. The placement agent is not purchasing or selling any of the Debentures or the Warrants offered by this prospectus supplement, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us.

We have agreed to pay the placement agent a cash fee equal to 6% of the gross proceeds received from this offering as well as certain of the placement’s agents expenses relating to this offering up to $100,000. Upon the closing of this offering, we have agreed to issue the placement agent the Placement Agent Warrants to purchase up to 200,000 shares of our Common Stock at an exercise price of $6.25 per share. If the Holdback Amount is applied to repay a portion of the principal amount of the Debentures, as described under “Description of Securities We Are Offering—Description of Debentures—Holdback Amount,” the number of shares of Common Stock issuable upon exercise of the Placement Agent Warrants will be reduced from 200,000 shares to 100,000 shares. The Placement Agent Warrants are exercisable at any time and from time to time, in whole or in part, during the five-year period commencing on the date of this prospectus supplement. The Placement Agent Warrants and the underlying shares of Common Stock are registered on the registration statement of which this prospectus supplement and accompanying prospectus form a part.

Prior Relationships

The placement agent and its affiliates have in the past provided, and may in the future provide, various investment banking, commercial banking, and other financial services to us and our affiliates, for which services they may in the future receive customary fees.

The placement agent acted as the representative of the underwriters for our initial public offering that closed in November 2024 (our “IPO”). The placement agent received a commission equal to 7% of the gross proceeds of our IPO. In addition, we issued warrants to purchase up to 69,000 shares of Common Stock to the placement agent and its designees, at an exercise price of $12.50 per share of Common Stock. The warrants are exercisable, in whole or in part, and will expire on November 26, 2029. The warrants include piggyback registration rights that are triggered if there is not an effective registration statement covering the underlying securities while the warrants are outstanding.

The placement agent acted as the representative of the underwriters for our public offering that closed in August 2025 (our “August 2025 Offering”). The placement agent received a commission equal to 7% of the gross proceeds of our August 2025 Offering. In addition, we issued warrants to purchase up to 143,750 shares of Common Stock to the placement agent and its designees, at an exercise price of $15.00 per share of Common Stock. The warrants are exercisable, in whole or in part, and will expire on August 26, 2030. The warrants include piggyback registration rights that are triggered if there is not an effective registration statement covering the underlying securities while the warrants are outstanding.

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The placement agent acted as the representative of the underwriters for our public offering that closed in March 2026 (our “March 2026 Offering”). The placement agent received a commission equal to 7% of the gross proceeds of our March 2026 Offering. In addition, we issued warrants to purchase up to 1,078,125 shares of Common Stock to the placement agent and its designees, at an exercise price of $5.00 per share of Common Stock. The warrants are exercisable, in whole or in part, and will expire on March 10, 2031 and March 11, 2031. The warrants include piggyback registration rights that are triggered if there is not an effective registration statement covering the underlying securities while the warrants are outstanding.

The placement agent is also acting as the sole Sales Agent for the ATM Offering that we commenced in June 2026. The placement agent will receive a commission equal to 3% of the aggregate gross proceeds of the sales price of all shares of Common Stock sold through the placement agent under the Sales Agreement in the ATM Offering.

Regulation M Compliance

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities, and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in our engagement letter with the placement agent. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Other

From time to time, certain of the placement agent and/or its affiliates may in the future provide various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the placement agent and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agent and its affiliates may at any time hold long or short positions in such securities or loans.

Except for services provided in connection with this offering, in which the placement agent is acting as the placement agent, our ATM Offering, in which the placement agent is the Sales Agent, and our March 2026 Offering, in which the placement agent acted as the representative of the underwriters, the placement agent has not provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus supplement.

legal matters

The validity of the securities offered by this prospectus supplement will be passed upon for us by Dykema Gossett PLLC, Milwaukee, Wisconsin.

experts

Venu’s consolidated financial statements as of December 31, 2025 and 2024, and for the years then ended, incorporated by reference in this prospectus supplement and the accompanying base prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, on file with the SEC, have been so included in reliance on the report of Grassi & Co., CPAs, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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information incorporated by reference

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. Our SEC file number is 001-42422. The information incorporated by reference in this prospectus supplement is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus supplement. You should refer to the registration statement, including the exhibits and schedules attached to the registration statement and the information incorporated by reference, for further information about us and the securities being offered pursuant to this prospectus supplement. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, until the offering of the securities offered hereby is terminated or completed. The documents we are incorporating by reference into this prospectus supplement are:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on March 31, 2026;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on May 15, 2026;

●	our Current Reports on Form 8-K filed on January 9, 2026, January 15, 2026, February 5, 2026, March 11, 2026, May 13, 2026, June 11, 2026, June 12, 2026; July 23, 2026; and July 27, 2026; and

●	the description of our Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, including any other amendments or reports filed for the purpose of updating such description.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus supplement, but not delivered with the prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates. You should direct oral or written requests to our corporate secretary, who can be contacted at 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920 or (719) 895-5483. You may also access these documents, free of charge on the SEC’s website at www.sec.gov.

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the documents incorporated by reference is accurate as of any date other than the date on the front cover of this prospectus supplement or those documents.

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where you can find MORE information

We have filed with the SEC a registration statement on Form S-3 relating to the securities offered by this prospectus supplement. This prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and the shares of Common Stock offered by this prospectus supplement, we refer you to the full registration statement, including its exhibits and schedules, filed under the Securities Act.

The SEC maintains a website at http://www.sec.gov that contains reports, information statements, and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus supplement constitutes a part, and the exhibits and schedules thereto can be downloaded from the SEC’s website. We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. These reports and other information may be obtained from the SEC’s website as provided above.

We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, https://venu.live, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

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Prospectus

$1,000,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

This prospectus provides you with a general description of the securities that Venu Holding Corporation (the “Company,” “we,” “our,” and “us”) may offer and sell, from time to time, either individually or in units. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of any securities we offer and the specific manner in which we will offer such securities. The prospectus supplement will also contain information, where appropriate, about material United States federal income tax consequences relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters, or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock, par value $0.001 per share (the “Common Stock”), is listed on the NYSE American LLC under the symbol “VENU.” On November 28, 2025, the closing price for our Common Stock as reported on the NYSE American LLC was $10.12 per share. Our principal executive offices are located at 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus beginning on page 3 and the applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 8, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”), utilizing a shelf registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus, either individually or in units, in one or more offerings, up to a total dollar amount of $1,000,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference” along with any additional information you may need to make your investment decision.

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement, or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate as of the date on the respective covers of such documents, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, such prospectus supplement, or any sale or issuance of a security, unless we indicate otherwise. Our business, financial condition, results of operations, and prospects may have changed materially since those dates. You should rely only on the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement.

Unless the context otherwise requires, all references to “Venu,” “the Company,” “we,” “our,” “us,” or “our company” in this prospectus refer to Venu Holding Corporation, a Colorado corporation, together with its subsidiaries.

ABOUT VENU HOLDING CORPORATION

Our Business

Venu is an entertainment and hospitality holding company based in Colorado Springs, Colorado. Through several subsidiary entities, Venu designs, develops, owns, and operates (whether directly or through third-party operators) up-scale music venues, outdoor amphitheaters, and full-service restaurants and bars. Venu was founded in 2017. Since its inception, Venu has strived to set a new standard in the hospitality and entertainment industry through its entertainment-campus venue concept and to meet the growing demand for live entertainment by developing new venues in strategically selected, rapid-growth, entertainment-underserved markets.

To date, Venu has developed, or is in the process of developing, three restaurant concepts and one bar concept, as well as live music, indoor venues that accommodate approximately 1,400 guests and outdoor amphitheaters that accommodate at least 8,000 guests. Currently, Venu operates two indoor venues, three restaurants, and one outdoor amphitheater across Colorado and Georgia.

Venu attributes its growth capabilities, in part, to its key partnerships with leaders in the music and entertainment industries, its experienced management team with prior success in hospitality and entertainment, and its strategic public-private partnerships that support ongoing economic growth. Venu believes that its venues offer patrons memorable experiences through a variety of music acts, high-end venues, desired food menu options, and exceptional hospitality.

Venu believes that its strategic development of venues in rapid-growth areas, experience in building partnerships with local governments and managing the elevated regulatory standards associated with public-private projects, and ability to negotiate naming and sponsorship rights with ubiquitous brands make it a highly sought-after entertainment and hospitality company by municipalities across the United States.

Corporate History and Information

Venu was originally formed in Colorado on March 13, 2017, as Bourbon Brothers Restaurants, LLC, a Colorado limited liability company. On April 6, 2022, the Company converted to a corporation. On September 6, 2024, Venu adopted Amended and Restated Articles of Incorporation to, among other things, change its legal name to “Venu Holding Corporation”.

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Venu’s principal executive office is located at 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920 (telephone: 719-895-5483). Venu’s principal website is https://venu.live. Information contained on, or accessible through, Venu’s website is not a part of this prospectus.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Venu’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Please see the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, on file with the SEC, and those risk factors identified in reports subsequently filed with the SEC, including our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, and our Current Reports on Form 8-K that are incorporated by reference in this prospectus. Before you invest in our securities, you should carefully consider those risks along with the following risks together with the other information appearing elsewhere in this prospectus and that we include or incorporate by reference into this prospectus and the applicable prospectus supplement. The occurrence of any of those risks or the following risks could have a material and adverse effect on our business, reputation, financial condition, results of operations, and future growth prospects, as well as our ability to accomplish our strategic objectives. The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and market value. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Certain statements in this section, or which are incorporated by reference into this section, are forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus. For more information, see the sections of this prospectus titled “Cautionary Note Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents that we incorporate by reference,  contains forward-looking statements regarding future events and the Company’s future results. Statements expressing expectations and projections with respect to future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the Company’s management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “could,” “would,” “should,” “will,” “may,” variations of such words, and similar expressions of a forward-looking nature are intended to identify such forward-looking statements. In addition, any statements that refer to projections of the Company’s future financial performance, the Company’s anticipated growth and potential in its business, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified in the “Risk Factors” section of this prospectus and elsewhere herein.

Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements, and readers are cautioned not to place undue reliance upon such statements in making an investment decision. The Company disclaims any obligation to update factors or to announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

In addition, statements such as “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and, although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. You should carefully read the factors set forth in the “Risk Factors” section of this prospectus and other cautionary statements made throughout this prospectus, and you should interpret such factors and cautionary statements as being applicable to all forward-looking statements wherever appearing in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances, or otherwise, unless required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

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USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from sales of the securities described in this prospectus for general corporate purposes, which could include working capital, capital expenditures, real estate acquisitions, costs to develop amphitheaters and music venue projects and campuses, acquisitions, and the repayment of indebtedness outstanding from time to time. Pending these uses, the net proceeds may also be temporarily invested in short-term securities.

Each time we offer securities under this prospectus, we will describe the intended use of the net proceeds from that offering in the applicable prospectus supplement. The actual amount of net proceeds we spend on a particular use will depend on many factors, including our future capital expenditures, the amount of cash required by our operations, and our future revenue growth, if any. Therefore, we will retain broad discretion in the use of the net proceeds.

DESCRIPTION OF THE SECURITIES

We may offer, from time to time, in one or more offerings, up to $1,000,000,000 of the following securities:

●	Common Stock;

●	Preferred Stock;

●	senior debt securities;

●	subordinated debt securities;

●	warrants;

●	rights;

●	units; or

●	any combination of the foregoing securities.

The aggregate initial offering price of the offered securities that we may issue will not exceed $1,000,000,000. If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read “Where You Can Find More Information” to find out how you can obtain a copy of those documents.

The applicable prospectus supplement will also contain the terms of a given offering, the initial offering price, and our net proceeds. Where applicable, a prospectus supplement will also describe any material United States federal income tax consequences relating to the securities offered and indicate whether the securities offered are or will be quoted or listed on any quotation system or securities exchange.

DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of our Common Stock. The prospectus supplement relating to any offering of Common Stock, or other securities convertible into or exchangeable or exercisable for Common Stock, will describe more specific terms of the offering of Common Stock or other securities, including the number of shares offered, the initial offering price and market price, and dividend information. The prospectus supplement may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to our Common Stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Incorporation and Bylaws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read our Articles of Incorporation and our Bylaws for additional information before you purchase any shares of our Common Stock. Our Common Stock and the rights of the holders of our Common Stock are subject to the applicable statutes of the State of Colorado, our Articles of Incorporation, and our Bylaws.

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Authorized and Outstanding Common Stock

Under our Articles of Incorporation, we are authorized to issue up to 144,000,000 shares of Common Stock and 1,000,000 shares of Class B Non-Voting Common Stock. Except for any difference in voting privileges, or any differing contractual rights or limitations assigned or afforded to a specific series of stock in connection with a merger, acquisition, or strategic transaction, the shares of Common Stock and Class B Non-Voting Common Stock have the same preferences, limitations, and relative rights in all other respects. Shares of Class B Non-Voting Common Stock are not convertible into Common Stock or any other security of the Company, as the Company’s Articles of Incorporation and other governing documents do not prescribe circumstances or events that require the conversion of shares of Class B Non-Voting Common Stock into Common Stock or provide holders with the right, at their option or volition, to convert their shares of Class B Non-Voting Common Stock.

As of December 1, 2025, the Company had the following shares of Common Stock and Class B Non-Voting Common Stock issued and outstanding: (i) 42,847,542 shares of Common Stock held by approximately 515 shareholders of record; and (ii) 304,990 shares of Class B Non-Voting Common Stock held by five holders.

Voting Rights

Each holder of our Common Stock is entitled to one vote per share held. Except as required by law, holders of our Class B Non-Voting Common Stock have no voting power with respect to their shares held and are not entitled to vote on matters submitted to shareholders. Holders of Preferred Stock would have the voting rights established by Venu’s Board of Directors in accordance with the Colorado Business Corporations Act (the “CBCA”).

Dividend Policy

We do not currently intend to pay dividends on our Common Stock. The declaration, amount, and payment of any future dividends on shares of our Common Stock, if any, will be at the sole discretion of our Board, which may take into account general and economic conditions, our financial condition, and our results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, the implications of the payment of dividends by us to our shareholders or by our subsidiaries to us, and any other factors that our Board may deem relevant.

No Preemptive Rights

Holders of our capital stock are not entitled to preemptive rights. Our Common Stock is not subject to any redemption or sinking-fund provisions. All outstanding shares of our Common Stock are fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Colonial Stock Transfer.

Listing

Our Common Stock is listed on the NYSE American LLC under the symbol “VENU.”

Anti-Takeover Effects of Provisions of Our Governance Documents

Certain provisions of our Articles of Incorporation and our Bylaws (collectively, our “Governance Documents”) could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. As a consequence, these provisions might also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our Board, and they might also have the effect of preventing changes in our Board or management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our Common Stock, because, among other reasons, the negotiation of such proposals could improve their terms. Provisions in our Governance Documents that may delay, defer, or discourage takeover attempts are described below.

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Director Vacancies

Our Bylaws authorize the Board to fix from time to time the number of directors constituting our Board, provided that we must always have at least one director pursuant to our Articles of Incorporation. Furthermore, our Bylaws authorize the Board to fill director vacancies or newly created directorships. These provisions provide the Board with flexibility and control in determining the size and composition of the Board, which may deter a takeover attempt by challenging an acquirer’s ability to gain control of the Company and diluting any of the acquirer’s influence over the Company.

Special Meetings of Shareholders

Our Bylaws provide that special meetings of our shareholders may only be called by the Board or by shareholders entitled to cast at least 25% of the votes at the meeting. The only business that may be conducted at a special meeting is the business covered by the matter or matters set forth in the notice of the special meeting, which must state the general nature of the business to be transacted.

Advance Notice Requirements

Our Bylaws establish advance notice requirements that shareholders must meet to make any nominations for election to our Board or to submit other business to be acted upon at shareholder meetings. To be timely for purposes of an annual meeting of shareholders, a shareholder’s notice must be received by the Company’s secretary at the Company’s principal executive offices (i) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of shareholders (if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting), or (y) with respect to any other annual meeting of shareholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the tenth day following the date on which the Company first publicly announces the meeting date. To be timely for purposes of a special meeting of shareholders, a shareholder’s notice must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the special meeting or the tenth day following the Company’s public announcement of the meeting date. Our Bylaws also specify certain requirements as to the form and content of shareholder meetings. These provisions may preclude our shareholders from bringing matters or making nominations for directors at our shareholder meetings.

Limitations on Liability and Indemnification of Officers and Directors

Our Articles of Incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the CBCA. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our shareholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; or

●	any transaction from which the director derived an improper personal benefit.

Our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by the CBCA. Subject to certain limitations and exceptions, our Bylaws require us to advance expenses actually and reasonably incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We believe that these indemnification provisions in our Governance Documents and any indemnification agreements are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance. The limitation of liability and indemnification provisions in our Governance Documents may discourage shareholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

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DESCRIPTION OF PREFERRED STOCK

The following description of our Preferred Stock, together with any additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of our Preferred Stock that we may offer under this prospectus. While the terms we have summarized below will apply generally to any Preferred Stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our Preferred Stock, please refer to our Articles of Incorporation, our Bylaws, and the Certificate of Designation, Preferences, and Rights of Series B 4% Convertible Preferred Stock (the “Series B Certificate of Designation”) that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Incorporation, our Bylaws, and the Series B Certificate of Designation, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read our Articles of Incorporation, our Bylaws, and the Series B Certificate of Designation for additional information before you purchase any shares of our Preferred Stock. Our Preferred Stock and the rights of the holders of our Preferred Stock are subject to the applicable statutes of the State of Colorado and our Articles of Incorporation, our Bylaws, and the Series B Certificate of Designation.

General Terms

Our Board may, without further action by our shareholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences, and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences.

Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of our Common Stock (although we do not anticipate paying any dividends to the holders of our Common Stock in the foreseeable future). Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution, or winding-up of our Company before any payment is made to the holders of shares of our Common Stock. In some circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management as discussed below. Upon the affirmative vote of our Board, without shareholder approval, we may issue shares of Preferred Stock with voting and conversion rights that could adversely affect the holders of shares of our Common Stock.

If we offer a specific series of Preferred Stock under this prospectus, we will describe the terms of the Preferred Stock in the prospectus supplement for such offering and will file a copy of the articles of amendment to the Articles of Incorporation establishing the terms of the Preferred Stock with the SEC. To the extent required, this description will include:

●	the title and stated value;

●	the number of shares offered, the liquidation preference per share, and the purchase price;

●	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	the procedures for any auction and remarketing, if any;

●	the provisions for a sinking fund, if any;

●	the provisions for redemption, if applicable;

●	any listing of the Preferred Stock on any securities exchange or market;

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●	whether the Preferred Stock will be convertible into our Common Stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

●	whether the Preferred Stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

●	voting rights, if any, of the Preferred Stock;

●	a discussion of any material and/or special United States federal income tax considerations applicable to the Preferred Stock;

●	the relative ranking and preferences of the Preferred Stock as to dividend rights and rights upon liquidation, dissolution, or winding up of the affairs of the Company; and

●	any material limitations on issuance of any class or series of Common Stock ranking senior to or on a parity with the series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution, or winding up of the Company.

Authorized and Outstanding Preferred Stock

Under our Articles of Incorporation, we are authorized to issue up to 5,000,000 shares of Preferred Stock. Our Preferred Stock may be issued from time to time in one or more series, each of which will have a distinctive designation or title as determined by our Board, which is authorized to establish the designations, preferences, limitations, restrictions, and relative rights of the Preferred Stock and any variations in the relative rights and preferences as between different series of Preferred Stock in accordance with the Colorado Business Corporations Act.

Of our authorized Preferred Stock, we have designated 675 shares as Series B 4% Convertible Preferred Stock (the “Series B Preferred Stock”). The rights and preferences of our Series B Preferred Stock are set forth in the Series B Certificate of Designation. Although the Company previously designated 4,750,000 shares as Series A 8.0% Cumulative Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”), on August 11, 2025, the Company filed a revocation with the Secretary of State of the State of Colorado to eliminate from its Articles of Incorporation all matters set forth in the Certificate of Designation, Preferences and Rights with respect to its Series A Preferred Stock. No shares of Series A Preferred Stock were issued, and shares of Preferred Stock previously designated as Series A Preferred Stock have reverted to being designated as authorized but unissued shares of Preferred Stock.

As of December 1, 2025, the Company had 675 shares of Series B Preferred Stock issued and outstanding, held by one holder.

Transfer Agent and Registrar

The transfer agent and registrar for our Preferred Stock in the United States is Colonial Stock Transfer.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities from time to time, as either senior or subordinated debt or as senior or subordinated convertible debt, in one or more offerings under this prospectus. We will issue any such debt securities under one or more separate indentures that we will enter into with a trustee to be named in the indenture and specified in the applicable prospectus supplement. The specific terms of debt securities being offered will be described in the applicable prospectus supplement. We have filed a form of indenture as an exhibit to the registration statement of which this prospectus forms a part.

The prospectus supplement relating to a particular issue of debt securities will describe the terms of those debt securities and the related indenture, which may include (without limitation) the following:

●	the title or designation of the debt securities;

●	any limit upon the aggregate principal amount of the debt securities;

●	the price or prices at which the debt securities will be issued;

●	the maturity date or dates, or the method of determining the maturity date or dates, of the debt securities;

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●	the date or dates on which we will pay the principal on the debt securities;

●	the interest rate, which may be fixed or variable, or the method for determining the rate and the date that interest will begin to accrue, the date or dates interest will be payable, and the record dates for interest payment dates or the method for determining such dates;

●	the manner in which the amounts of payment of principal of, premium on, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index, or financial index;

●	any conversion or exchange features;

●	if payments of principal of, premium on, or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

●	the place or places where the principal of, premium on, and interest on the debt securities will be payable, where the debt securities may be surrendered for transfer or exchange, and where notices or demands to or upon the Company may be served;

●	the terms and conditions upon which we may redeem the debt securities;

●	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

●	the dates on which and the price or prices at which we may repurchase the debt securities at our option or at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

●	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

●	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

●	if other than the U.S. dollar, the currencies or currency units in which the debt securities are issued and in which the principal of, premium on, and interest, if any, on, and additional amounts, if any, in respect of the debt securities will be payable;

●	whether the debt securities are to be issued at any original issue discount and the amount of discount with which such debt securities may be issued;

●	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

●	the extent to which any of the debt securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for the global debt security, or the manner in which any interest payable on a temporary or permanent global debt security will be paid;

●	information with respect to book-entry procedures;

●	the terms and conditions upon which the debt securities will be so convertible or exchangeable into securities or property of another person, if at all, and any additions or changes, if any, to permit or facilitate such conversion or exchange;

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●	whether the debt securities will be subject to subordination and the terms of such subordination;

●	any restriction or condition on the transferability of the debt securities;

●	a discussion of any material United States federal income tax consequences of owning and disposing of the debt securities;

●	the provisions related to compensation and reimbursement of the trustee which applies to securities of such series;

●	the events of default and covenants with respect to the debt securities and the acceleration provisions with respect to the debt securities;

●	any provisions for the satisfaction and discharge or defeasance or covenant defeasance of the indenture under which the debt securities are issued;

●	if other than the trustee, the identity of each security registrar, paying agent, and authenticating agent; and

●	any other terms of the debt securities.

The indenture and the debt securities are expected to be governed by and construed in accordance with the laws of the State of New York. We intend to disclose the relevant restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. As of the date of this prospectus, we have no outstanding registered debt securities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of our Common Stock, Preferred Stock, debt securities, or other securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

●	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

●	if applicable, the exercise price for shares of our Common Stock and the number of shares of Common Stock to be received upon exercise of the warrants;

●	if applicable, the exercise price for shares of our Preferred Stock, the number of shares of Preferred Stock to be received upon exercise, and a description of that series of our Preferred Stock;

●	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

●	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

●	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

●	any applicable material United States federal income tax consequences;

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●	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

●	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

●	if applicable, the date from and after which the warrants and the Common Stock, Preferred Stock, and/or debt securities will be separately transferable;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

●	information with respect to book-entry procedures, if any;

●	the anti-dilution provisions of the warrants, if any;

●	any redemption or call provisions;

●	whether the warrants are to be sold separately or with other securities as parts of units; and

●	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of, or number of, securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. After the close of business on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

●	in the case of warrants to purchase debt securities, payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise; or

●	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments, or similar distributions on the securities purchasable upon exercise.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF RIGHTS

As specified in the applicable prospectus supplement, we may issue rights to purchase the securities offered in this prospectus to our existing shareholders, and such rights may or may not be issued for consideration. The applicable prospectus supplement will describe the terms of any such rights. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the documents pursuant to which such rights will be issued.

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DESCRIPTION OF UNITS

We may, from time to time, issue units composed of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. We may enter into one or more unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

You should read any prospectus supplement related to the units being offered, as well as the complete unit agreements that contain the terms of the units. We will file as an exhibit to the registration statement of which this prospectus forms a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

Any applicable prospectus supplement may describe, among other things:

●	the material terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any material provisions relating to the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units;

●	the date, if any, on and after which the constituent securities composing the units will be separately transferable;

●	any special United States federal income tax considerations applicable to the units; and

●	any material provisions of the governing unit agreement that differ from those described above.

FORMS OF SECURITIES

General

Each of the securities issued under this prospectus will be represented either by a certificate issued in definitive form to a particular purchaser or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, units, or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each purchaser’s beneficial ownership of the securities through an account maintained by the purchaser with its broker/dealer, bank, trust company, or other representative, as we explain more fully below.

Registered Global (Book-Entry) Securities

We may issue the securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary, or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

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Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters, or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair such purchasers’ abilities to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, unit agreement, or warrant agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive, or be entitled to receive, physical delivery of the securities in definitive form, and will not be considered the owners or holders of the securities under the applicable indenture, unit agreement, or warrant agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, unit agreement, or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, unit agreement, or warrant agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, on, and interest payments on debt securities, and any payments to holders with respect to warrants or units represented by a registered global security registered in the name of a depositary or its nominee, will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustees, the warrant agents, the unit agents, or any other agent of ours, agent of the trustees, or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising, or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest, or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent, or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the securities in any one or more of the following methods from time to time:

●	directly to investors, directly to agents, or to investors through agents;

●	through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone, for resale to the public or investors;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

●	through a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

●	exchange distributions and/or secondary distributions;

●	by delayed delivery contracts or by remarketing firms;

●	transactions in options, swaps, or other derivatives that may or may not be listed on an exchange; or

●	through a combination of any such methods of sale.

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The distribution of the securities may be effected from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

Any of the prices may represent a discount from the prevailing market prices.

Any underwritten offering may be on a best-efforts or a firm-commitment basis. If underwriters are used in the sale, the securities acquired by the underwriters will be for their own account. The underwriters may resell the securities in one or more transactions, including without limitation negotiated transactions, at a fixed public offering price or at a varying price determined at the time of sale. The obligations, if any, of the underwriter to purchase any securities will be subject to certain conditions. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities if any are purchased, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed, reallowed, or paid to dealers may be changed from time to time.

If a dealer is used in an offering of securities, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may also sell securities directly to one or more purchasers without using underwriters, dealers, or agents.

We may also make direct sales through subscription rights distributed to our shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers, or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

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From time to time, we may offer securities directly to the public, with or without the involvement of agents, underwriters, or dealers, and may use the Internet or another electronic bidding or ordering system for the pricing and allocation of the securities. Such a system may allow bidders to participate directly, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us and may directly affect the price or other terms at which such securities are sold. Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, pro-rated or rejected. Other pricing methods also may be used. Upon completion of such an auction process, securities will be allocated based on prices bid, terms of bid, or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocation systems are likely to be developed in the future, and we may use such systems in connection with the sale of securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement. If an offering is made using such a bidding or ordering system, you should review the auction rules, as described in the prospectus supplement, for a more detailed description of the offering procedures.

In the sale of the securities, underwriters, dealers, or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will, where applicable:

●	identify any such underwriter or agent;

●	describe any compensation in the form of discounts, concessions, commissions, or otherwise received from us by each of such underwriter, dealer, or agent and in the aggregate to all underwriters, dealers, and agents;

●	identify the purchase price and proceeds from such sale;

●	identify the amounts underwritten;

●	identify the nature of the underwriter’s obligation to take the securities;

●	identify any over-allotment option under which the underwriters may purchase additional securities from us; and

●	identify any quotation systems or securities exchanges on which the securities may be quoted or listed.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the Common Stock, which is listed on the NYSE American LLC. Any Common Stock sold pursuant to a prospectus supplement will be listed on the NYSE American LLC, subject to applicable notices. We may elect to apply for quotation or listing of any other class or series of our securities on a quotation system or an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any other class or series of our securities.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

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Accordingly, to cover these short-sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NYSE American LLC or otherwise and, if commenced, may be discontinued at any time.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice at any time.

Under agreements into which we may enter, underwriters, dealers, and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or contribution from us to payments which the underwriters, dealers, or agents may be required to make.

Underwriters, dealers, and agents may engage in transactions with us or perform services for us in the ordinary course of business.

If indicated in the applicable prospectus supplement, securities may also be offered or sold by a “remarketing firm” in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms may act as principals for their own accounts or as agents. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us. It will also describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on such future date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (i) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (ii) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the delayed delivery contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such delayed delivery contracts.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum consideration or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. Our SEC file number is 001-42422. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, until we sell all of the securities. The documents we are incorporating by reference into this prospectus are:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 31, 2025;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, filed on May 15, 2025, June 30, 2025, filed on August 14, 2025, and September 30, 2025, filed on November 14, 2025;

●	our Current Reports on Form 8-K filed on January 17, 2025, January 29, 2025, April 24, 2025, May 8, 2025, May 16, 2025, June 2, 2025, June 10, 2025, June 17, 2025, June 26, 2025, August 28, 2025, September 9, 2025, October 17, 2025, October 30, 2025, November 3, 2025, November 10, 2025, and November 21, 2025; and

●	the description of the Company’s common stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, including any other amendments or reports filed for the purpose of updating such description.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct oral or written requests to our corporate secretary, who can be contacted at 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920 or (719) 895-5483. You may also access these documents, free of charge on the SEC’s website at www.sec.gov.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and in accordance with the Exchange Act, file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s electronic data gathering, analysis, and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion, and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See “Description of Preferred Stock” and “Description of Common Stock.” We will furnish a full statement of the relative rights and preferences of each class or series of our stock that has been so designated and any restrictions on the ownership or transfer of our stock to any shareholder upon request and without charge. Written requests for such copies should be directed to our corporate secretary, who can be contacted at 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920 or (719) 895-5483. Our principal website is located at https://venu.live. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

EXPERTS

Venu’s consolidated financial statements as of December 31, 2024 and 2023, and for the years then ended, incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, on file with the SEC, have been so included in reliance on the report of Grassi & Co., CPAs, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by Dykema Gossett PLLC, Milwaukee, Wisconsin.

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$25,000,000 of Senior Secured Convertible Debentures

Shares of Common Stock Underlying such Debentures

1,200,000 Warrants to Purchase Shares of Common Stock

1,200,000 Shares of Common Stock Underlying such Warrants

Venu Holding Corporation

PROSPECTUS SUPPLEMENT

ThinkEquity

July 31, 2026